                                            FILED PURSUANT TO RULE NO. 424(b)(2)
                                            REGISTRATION NO. 333-39797


                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 3, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 21, 1997)

                               6,000,000 SHARES
                                     LOGO
                        SERIES D CUMULATIVE REDEEMABLE
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                                ---------------
  Security Capital Industrial Trust ("SCI") is the largest publicly held U.S.- based global owner and operator of distribution properties based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM). See "Business." SCI has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes and pays regular quarterly distributions to its shareholders.
  Distributions on the Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series D Preferred Shares"), will be cumulative from the date of original issue and will be payable quarterly in arrears on the last day of March, June, September and December of each year, commencing June 30, 1998, in an amount per share equal
to     % of the liquidation preference per annum (equivalent to $     per
share). See "Description of Series D Preferred Shares--Distributions."
  The Series D Preferred Shares are not redeemable prior to April   , 2003. On
and after April   , 2003, the Series D Preferred Shares may be redeemed for
cash at the option of SCI, in whole or in part, at a redemption price of
$25.00 per share, plus accrued and unpaid distributions, if any, thereon to the date of redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include other series of preferred shares. The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of SCI. See "Description of Series D Preferred Shares--Redemption."
  No person or persons acting as a group may beneficially own more than (i) 9.8% of SCI's outstanding shares of beneficial interest or (ii) 25% of the Series D Preferred Shares, with limited exceptions. See "Description of Series D Preferred Shares--Restrictions on Ownership."
  Application has been made to list the Series D Preferred Shares on the New York Stock Exchange (the "NYSE"). If such application is approved, trading in the Series D Preferred Shares is expected to commence within a 30-day period after the initial delivery of the Series D Preferred Shares. See "Underwriting."
                                ---------------
 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
      COMMISSION   PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS
        PROSPECTUS SUPPLEMENT  OR THE PROSPECTUS TO  WHICH IT RELATES.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                 PRICE TO          UNDERWRITING         PROCEEDS TO
                                                  PUBLIC            DISCOUNT(1)           SCI(2)
---------------------------------------------------------------------------------------------------
Per Share..................................       $25.00               $                  $
---------------------------------------------------------------------------------------------------
Total(3)...................................    $150,000,000         $                   $

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) SCI has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See
    "Underwriting."
(2) Before deducting expenses payable by SCI estimated at $400,000.
(3) SCI has granted the Underwriters an option to purchase up to an additional 900,000 shares to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to SCI will
    be $           , $          and $           , respectively. See
    "Underwriting."
                                ---------------
  The Series D Preferred Shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Series
D Preferred Shares will be made in New York, New York on or about April   ,
1998.
                                ---------------
MERRILL LYNCH & CO.
             A.G. EDWARDS & SONS, INC.
                          MORGAN STANLEY DEAN WITTER
                                       PRUDENTIAL SECURITIES INCORPORATED
                                                           SALOMON SMITH BARNEY
                                ---------------
           The date of this Prospectus Supplement is April   , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SERIES D PREFERRED SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SERIES D PREFERRED SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                       SECURITY CAPITAL INDUSTRIAL TRUST

  Security Capital Industrial Trust ("SCI") is the largest publicly held, U.S.-based global owner and operator of distribution properties based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

    1. An international operating strategy dedicated to providing services to the 1,000 largest users of distribution facilities worldwide;

    2. An organizational structure and service delivery system built around the customer--SCI believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence;

    3. A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for SCI's distribution facilities;

    4. Over 275 professionals in 37 offices in the United States, Mexico and Europe which SCI believes comprise the deepest and most experienced management team in industrial real estate; and

    5. Over 2,500 customers globally.

  The cornerstone of SCI's operating strategy is the SCI International Operating System(TM) comprised of the Market Services Group, the Global Services Group and the Global Development Group that utilizes SCI's international network of corporate distribution facilities to meet customer expansion and reconfiguration needs globally.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities. SCI has the resources to provide a full array of financial, development and operating services, including: (i) expertise in market research, (ii) building and land acquisition and due diligence, (iii) master-planned distribution park design and building construction, (iv) marketing, asset and leasing management and (v) capital markets and financial operations.

  SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of flexible facilities for warehousing, distribution and light manufacturing uses. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. With six target market cities identified in Mexico and 20 identified in Europe, SCI believes that there are significant growth opportunities internationally. SCI is building its organization in both Mexico and Europe as part of the SCI International Operating System(TM).

  SCI's highlights include:

  . As of January 31, 1998, SCI was servicing over 2,500 customers in the United States, Mexico and Europe, including 336 global customers of which 209 were multiple market customers, and refrigerated warehousing in which SCI has invested had over 975 customers in the United States and 4,750 customers in eight countries in Europe. See "Business--Focus on Research-Based Growth-Oriented Markets and Customer Driven Expansion."

  . As of January 31, 1998, SCI's distribution portfolio contained 92.5 million square feet in 1,019 buildings and had an additional 9.3 million square feet under development in 63 buildings for a total of 101.8 million square feet in 1,082 buildings. The total aggregate cost of the
    101.8 million square feet (including properties under development at total budgeted cost) is $3.172 billion (an average of $31.16 per square foot).

  . As of January 31, 1998, SCI's stabilized portfolio of 86.6 million square feet was 96.35% leased (95.01% occupied), and the total operating portfolio of 92.5 million square feet, which includes 5.9 million pre-stabilized square feet, was 93.60% leased (91.48% occupied).

  . During 1997, a total of 28.1 million square feet of distribution space was leased in 1,017 transactions through the operation of the SCI International Operating System(TM). During 1997, rental rates on new and renewed leases on previously leased distribution space for the operating portfolio increased an average of 19.2%.

  . In 1997, SCI acquired 6.35 million square feet of distribution space in the United States and internationally for a total expected investment of $207.84 million in 28 transactions, for an average cost of $32.73 per square foot. In addition, during 1997, SCI invested $85.6 million in U.S.-based refrigerated warehousing totaling 78.6 million cubic feet either operating or under development, and in January 1998, invested in European refrigerated warehousing totaling 180 million cubic feet with a net cost of $395.0 million.

  . During 1997, SCI commenced development of 9.7 million square feet of distribution space in 31 target market cities in the United States, Mexico and Europe with a total expected investment of $370.3 million. Inventory building starts totaled 6.3 million square feet in 1997 and corporate distribution facility starts totaled 3.4 million square feet during 1997. In addition, as of January 31, 1998, SCI was in active negotiations for 6.3 million square feet of additional corporate distribution facility projects on a global basis. Since inception, SCI has completed developments totaling 26.0 million square feet (excluding dispositions of 1.6 million square feet), which were 86.93% leased and 89.50% leased or committed as of January 31, 1998.

  . As of January 31, 1998, SCI owned 1,634 acres of development land, and had fixed price options and rights of first refusal to acquire 505 acres and 36 acres, respectively, which in the aggregate will permit the development of approximately 37.2 million square feet of additional distribution space in 32 target market cities. Also, as of January 31, 1998, SCI had an additional 656 acres under letters of intent or contingent contracts, subject to the completion of due diligence, which, if acquired, will permit the development of approximately 12.0 million square feet of additional distribution space. Of the total acres owned or controlled through options, rights of first refusal, letters of intent or contingent contracts at January 31, 1998, 2,567 acres were in the United States, 231 acres were in Mexico, and 33 acres were in Europe.

  . During the third quarter of 1997, SCI became an internally managed REIT when it acquired the operations of Security Capital Industrial Incorporated (the "REIT Manager") and SCI Client Services Incorporated (the "Property Manager") owned by Security Capital Group Incorporated ("Security Capital") in exchange for 3,692,023 common shares of beneficial interest, par value $0.01 per share (the "Common Shares") (the "Merger"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Consummation of Merger Transaction."

  . Security Capital, SCI's largest shareholder, which owned approximately
    41.1% of SCI's Common Shares as of April 2, 1998, has participated in certain of SCI's common equity offerings at the same times and on the same terms made available to public investors and other shareholders. On a fully diluted basis, Security Capital owned 35.7% of SCI's Common Shares as of April 2, 1998.

  . SCI's long-term debt as a percentage of long-term book capitalization
    (including accumulated depreciation) was 28.0% at December 31, 1997. At April 2, 1998, SCI had $199.2 million of borrowings outstanding under its $350 million unsecured line of credit facility.

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                             TERMS OF THE OFFERING

Securities Offered.................  6,000,000 Series D Cumulative Redeemable
                                     Preferred Shares of Beneficial Interest.

Distributions......................  Distributions on the Series D Preferred
                                     Shares offered hereby are cumulative from
                                     the date of issue and are payable
                                     quarterly on or about the last day of
                                     March, June, September and December of
                                     each year, commencing on June 30, 1998,
                                     at the rate of     % of the liquidation
                                     preference per annum (equivalent to $
                                     per annum per share). Distributions on
                                     the Series D Preferred Shares will accrue whether or not SCI has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared.

Liquidation Preference.............  $25.00 per share plus an amount equal to accrued and unpaid distributions. See
                                     "Description of Series D Preferred
                                     Shares--Liquidation Rights."

Conversion Rights..................  The Series D Preferred Shares are not
                                     convertible or exchangeable for any other property or securities of SCI.

Limitations on Ownership...........  With limited exceptions, no person or persons acting as a group may
                                     beneficially own more than (i) 9.8% of
                                     SCI's outstanding shares of beneficial
                                     interest or (ii) 25% of the Series D
                                     Preferred Shares, and shares owned in
                                     excess of such limits are subject to
                                     mandatory redemption. See "Description of
                                     Series D Preferred Shares--Restrictions
                                     on Ownership."

Redemption at Option of SCI........  Except as required by the limitations on ownership, the Series D Preferred Shares
                                     are not redeemable prior to April   ,
                                     2003. On and after April   , 2003, the
                                     Series D Preferred Shares are redeemable on not less than 30 days' notice by SCI for cash, in whole or in part, at the option of SCI, at $25.00 per share, plus accrued and unpaid distributions, if any, thereon to the date of redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include other series of preferred shares. See "Description of Series D Preferred Shares--Redemption."

Voting Rights......................  Generally, the holders of Series D
                                     Preferred Shares will not have voting
                                     rights. Whenever distributions on the
                                     Series D Preferred Shares or any Parity
                                     Shares (as defined below) are in arrears for six quarterly distribution periods (whether or not consecutive) holders of the Series D Preferred Shares (voting together as a class with holders of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (as defined below) and any other series of preferred shares ranking on a parity with the Series D Preferred Shares with respect, in each case, to the payment of distributions and amounts upon liquidation, dissolution and winding up ("Parity Shares")) will have the right to elect two additional trustees to serve on the Board of Trustees until such distribution arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of Series D Preferred Shares or Parity Shares cannot be made without the affirmative vote of two-thirds of the Series D Preferred Shares and the Parity Shares similarly affected, voting as a single class, entitled to be cast thereon. See "Description of Series D Preferred Shares--Voting Rights."

Ranking............................  The Series D Preferred Shares will rank senior to the Common Shares, and on a
                                     parity with SCI's Series A Cumulative
                                     Redeemable Preferred Shares of Beneficial
                                     Interest (the "Series A Preferred
                                     Shares"), SCI's Series B Cumulative
                                     Convertible Redeemable Preferred Shares
                                     of Beneficial Interest (the "Series B
                                     Preferred Shares") and SCI's Series C
                                     Cumulative Redeemable Preferred Shares of
                                     Beneficial Interest (the "Series C
                                     Preferred Shares") with respect to
                                     payment of distributions and amounts upon liquidation, dissolution or winding up. See "Description of Series D Preferred Shares--Distributions," "--Liquidation
                                     Rights" and "--Series A Preferred Shares,
                                     Series B Preferred Shares and Series C
                                     Preferred Shares."

NYSE Listing.......................  Application has been made to list the
                                     Series D Preferred Shares on the NYSE. If such application is approved, trading in the Series D Preferred Shares is expected to commence within a 30-day period after the initial delivery of the Series D Preferred Shares.

Use of Proceeds....................  SCI expects that the proceeds of this offering will be used to repay borrowings under SCI's unsecured line of credit facility. See "Use of Proceeds."

                                   BUSINESS

SCI GROWTH AND OPERATING STRATEGY

  Based on extensive research, SCI was formed in June 1991 to take advantage of two strategic opportunities: first, the opportunity to build a distribution and light manufacturing asset base at prices significantly below replacement cost and a land inventory at attractive prices; and second, to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to address and service a corporate customer's distribution facility requirements on a national, regional and local basis. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. With six target market cities identified in Mexico and 20 identified in Europe, SCI believes that there are significant growth opportunities internationally. SCI is building its organization in both Mexico and Europe as part of the SCI International Operating System(TM). Consistent with SCI's objective of expanding the services platform for its targeted customer base, in 1997 the SCI International Operating System(TM) expanded to serve the refrigerated warehousing needs of its customers where it is efficiently establishing an international refrigerated warehousing network, positioning SCI to become the global leader in this rapidly consolidating industry. SCI's objective is to achieve long-term sustainable growth in cash flow through (i) focusing its investments in markets with excellent long-term growth prospects and markets where SCI can achieve a strong market position through the acquisition and development of flexible facilities designed for warehousing, distribution and light manufacturing uses; (ii) the SCI International Operating System(TM) comprised of the Market Services Group, the Global Services Group and the Global Development Group as described below; and
(iii) ownership or control of a significant inventory of land to enable SCI to take advantage of market opportunities and accommodate expansion or corporate distribution facility requirements of customers through development of new facilities.

  SCI's operating strategy is to achieve significant market presence in each target market city and selected submarkets of those cities through acquisitions and master-planned distribution park development. SCI defines market presence not only in terms of square feet of buildings and acres of development land owned, but also by the extent of SCI's relationships with customers having current and expected future distribution space needs in such markets. SCI's growth and operating strategy is designed not only to meet the needs of today's distribution space users, which means providing functional, cost-effective facilities and a comprehensive level of service, but also to shape the future trends of the industry through innovation, service and product leadership consistent with SCI's long-term investment horizon.

SCI INTERNATIONAL OPERATING SYSTEM(TM)

  The SCI International Operating System(TM) is designed to provide substantial benefits to existing and prospective SCI customers, including:

  Relocation Capability. User requirements can change frequently. SCI's presence in 37 U.S. target markets and seven of its 26 targeted international markets for distribution space permits SCI to accommodate the needs of its customers by moving an existing customer within a market or between markets both nationally and globally.

  Expansion Capability. SCI, through its development program, land inventory and existing facilities, works with existing and prospective customers who have expansion requirements to meet their growing business needs. Expansion may result in relocating a customer to larger SCI spaces in a given market or in developing a corporate distribution facility for such customer.

  Centrally Coordinated Program. SCI provides a single point of contact for multi-location global users of distribution facilities through Global Services Group professionals who are charged with building long-term customer relationships and ensuring that all SCI services and products are consistent in quality. SCI's experience to date suggests that many major corporate customers prefer working with one firm to meet their distribution facility requirements.

  Corporate Distribution Facilities Services. SCI's team of development professionals are focused on building facilities that meet SCI customers' needs and that incorporate the latest technology with respect to building design and building systems. SCI has developed consistent standards and procedures that it strictly adheres to in the development of all of its facilities throughout the United States and internationally.

  The SCI International Operating System(TM) provides an exceptional level of customer service including development on an international, national, regional and local basis through its 210 professionals, and is a key component of SCI's growth and operating strategy. The SCI International Operating System(TM) is comprised of the three groups described below: the Market Services Group, the Global Services Group and the Global Development Group.

  Market Services Group. This group is comprised of 25 market officers ("Market Officers"), a managing director in Europe, four regional directors and 120 property management and leasing professionals. Market Officers have extensive experience (with an average of over 14 years) in marketing distribution space and are responsible for understanding the needs of existing and prospective customers in their respective markets. To meet such needs, Market Officers utilize their extensive knowledge of local market conditions, including the cost and availability of alternative space, and are supported by their team of property management and leasing professionals. Additionally, Market Officers have access to information regarding existing SCI customers who are expanding or relocating to various markets. A key role of the Market Officers is assisting the Global Services Group in identifying SCI customers with international or national, multi-market requirements. SCI believes that the Market Officers' access to national and international SCI resources provides significant stature and profile and improves their ability to serve customers in the local market.

  On a regular basis, each Market Officer communicates with senior management for guidance on lease terms, as well as for international, national and local marketing assistance, and is able to take advantage of SCI's fully integrated international development and service capabilities. Market Officers do not develop projects or borrow or commit capital; they focus strictly on creating and maintaining relationships with distribution space users and industrial brokers, marketing SCI's products and identifying potential corporate distribution facilities services, acquisition and leasing opportunities in their target market cities.

  Global Services Group. The Global Services Group, comprised of 10 professionals, is dedicated to providing service to the largest 1,000 users of distribution space and is focused on making SCI the preferred provider of distribution space to these companies. The Global Services Group is headquartered in Denver and Amsterdam and has regional offices in Atlanta, Chicago, Houston, the Los Angeles metropolitan area and the New York City metropolitan area. A key function of this group is identifying companies whose reconfiguration and expansion of their distribution networks will create multi-market and/or corporate distribution facilities services opportunities and coordinating SCI services to those companies with the respective Market Officers and the Global Development Group. Global Services Group professionals build long-term relationships with SCI international and national customers and provide a single point of contact to simplify and streamline the execution of such customers' international and national distribution space plans. An ancillary benefit is research insight into international and national distribution and logistics trends gained through continuous interaction with Global Services Group clients.

  Global Development Group. The Global Development Group, comprised of 50 professionals, focuses substantial research and development efforts on creating industry-leading master-planned distribution parks and buildings. Its members have extensive experience in development and construction of these facilities.

  The Global Development Group is comprised principally of architects, engineers and construction professionals who oversee every aspect of the land planning and building design processes. This group also monitors the construction process and oversees the performance of third-party general contractors. The group's corporate distribution facility specialists and project managers (with an average experience level of over 16 years) operate regionally to better serve their markets. The project managers supervise each project with continual oversight from SCI headquarters, pursuant to uniform standards, procedures and specifications which have been carefully designed to achieve consistent quality.

  SCI believes the depth and breadth of the Global Development Group enhance the effectiveness of the Global Services Group and give the Market Officers a distinct competitive advantage for development and corporate distribution facilities services opportunities in their respective markets.

  The SCI International Operating System(TM) with its customer focus and service level, single point of contact and distribution solutions on a global basis, offers significant potential in building relationships, as well as additional business, with its global customers in a rapidly consolidating industry.

 FOCUS ON RESEARCH-BASED GROWTH-ORIENTED MARKETS AND CUSTOMER DRIVEN EXPANSION

  Based on its proprietary research, SCI focuses on selected distribution markets in the United States, Mexico and Europe where supply and demand factors permit high occupancies at increasing rental rates. Management believes the research indicates that demand for distribution and light manufacturing space in SCI's target markets should be stable to strong in the near to medium term which should have a positive effect on leasing rates and cash flow growth. SCI believes that the primary factors influencing future supply and demand for distribution real estate in SCI's target market cities will be continued job and population growth, related regional and local company growth, reconfiguration of distribution networks, and quality and cost of labor. In addition, SCI believes that the short construction cycles targeted for SCI's distribution facilities, fragmented ownership and undercapitalization of local developers also contribute to the attractive supply and demand fundamentals in SCI's target markets.

  SCI focuses on three types of distribution investment markets: export/import growth markets, low cost manufacturing markets and growth distribution markets. As a result of customer demand, SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. SCI believes that the investment opportunities in Mexico and Europe provide significant growth opportunities for SCI as it expands its service platform.

  Additionally, during 1997, SCI expanded into refrigerated warehousing through an unconsolidated subsidiary's investment in CS Integrated LLC ("CSI"). As of December 31, 1997, SCI's unconsolidated subsidiary owned 77% of CSI which operated or had under development 78.6 million cubic feet of refrigerated warehousing facilities in the United States, and SCI's investment in and advances to its unconsolidated subsidiary totaled $85.6 million. In January 1998, an unconsolidated subsidiary of SCI acquired Frigoscandia AB ("Frigoscandia"), for a net cost of $395 million. SCI believes that Frigoscandia is Europe's largest owner of refrigerated warehousing facilities with 90 facilities in eight European countries totalling over 180 million cubic feet and over 4,750 customers. SCI believes that the capital-intensive nature of refrigerated warehousing creates significant barriers to entry, limiting new competitors. As a result of SCI's ongoing research into key logistics trends, SCI believes that refrigerated warehousing represents an important investment opportunity which should create significant shareholder value.

  Export/Import Growth Markets. The dollar volume of U.S. exports increased from $250.2 billion in 1987 to $678.3 billion in 1997, an increase of 171.1%, as reported by the U.S. Census Bureau, Foreign Trade Division. The dollar volume of U.S. imports increased from $477.4 billion in 1989 to $877.3 billion for 1997, as reported by the U.S. Census Bureau, Foreign Trade Division.

  SCI intends to capitalize on this trend by targeting key ports (air, sea and land) which are well positioned to benefit from continued combined growth in trade with the Pacific Rim, Mexico and Europe. The total dollar volume of exports from the United States to these three international trade areas grew by approximately $142.2 billion between December 31, 1987 and December 31, 1997, as reported by the U.S. Census Bureau, Foreign Trade Division. In line with SCI's strategy to target key ports, SCI entered both the Rotterdam and Amsterdam markets during 1997. Rotterdam is the largest port in the world and, in addition to its ability to accommodate all sizes of ocean-going vessels, its success is linked to its comprehensive infrastructure that facilitates distribution throughout Europe by air, rail, truck and waterways. Schiphol Airport in Amsterdam is the thirteenth largest airport in the world based on passenger and cargo volume. SCI believes that the growth in exports and imports represents favorable growth prospects for related distribution space.

  Low Cost Manufacturing Markets. SCI has targeted markets that possess long-term cost and quality of labor advantages for domestic and foreign manufacturers. One important influence on SCI's target market cities in Mexico and on those with close proximity to Mexico is the impact of the maquiladora (U.S./Mexico twin plant) program, which encourages companies to manufacture and assemble products close to the Mexican border. After paying a nominal value added tax, companies participating in this program ship finished products into the United States or to foreign countries for distribution or further processing. Export and import trade between the United States and Mexico exceeded $71.3 billion for the twelve month period ended December 31, 1997, as reported by the U.S. Census Bureau, and should continue to be positively affected by the North American Free Trade Agreement. Mexico ranked as the second largest trading partner with the United States for the twelve-month period ended December 31, 1997. SCI believes that the prospects for low cost manufacturing growth in these target markets are excellent.

  Growth Distribution Markets. The distribution markets that SCI targets must have access to transportation networks, including interstate highways, rail service, air cargo, intermodal facilities and/or port terminals. They must also offer cost advantages in terms of transportation rates, rental costs and state income and inventory taxes. Finally, there must be strong overnight truck delivery area demographics within a 500-mile radius. Examples of these markets include Amsterdam and Rotterdam in Europe, and Seattle, Dallas, Columbus and Indianapolis in the United States.

 MARKET PRESENCE

  In each target market city for which SCI has not yet achieved critical mass (or in selected submarkets in large distribution markets such as Dallas and Atlanta), SCI intends to become one of the major distribution space owners and operators within a four to seven year period. SCI believes that significant market presence will provide the following benefits:

  Value Enhancement. The significant local owners and developers in a given market can usually generate above-market performance as measured by lease rates and occupancy because of their ability to reduce turnover through meeting their customers' needs to either expand or contract, by relocating them within existing inventory of distribution space or by developing new facilities. SCI believes that providing this flexibility permits it to realize higher effective lease rates and lower levels of ongoing tenant improvement investment. Effective implementation of this strategy requires a critical mass of customers and space and ongoing communication between customers and the Market Officers. SCI believes it has achieved this critical mass in the following 27 target markets in the United States: Atlanta, Austin, Birmingham, Charlotte, Chattanooga, Cincinnati, Columbus, Dallas/Fort Worth, Denver, East Bay Area (San Francisco), El Paso, Houston, Indianapolis, Kansas City, Las Vegas, Memphis, Nashville, Oklahoma City, Orlando, Phoenix, Portland, Reno, Salt Lake City, San Antonio, South Bay Area (San Francisco), Tampa and Washington, D.C./Baltimore.

  Maximum Market Exposure. Size and market presence provides visibility and access to and knowledge of potential leasing and corporate distribution facilities services transactions. The industrial brokerage community and corporate users are often motivated to develop a relationship with the significant owners and developers in a particular market in order to achieve their respective business objectives. The opportunity to compete for the majority of customers' space requirements in each target submarket is a crucial factor in achieving SCI's operating objectives.

CUSTOMER BASE OBJECTIVE

  SCI's objective is to develop a customer base in each target market city which is diverse in terms of industry concentration and represents a broad spectrum of international, national, regional and local distribution space users who have potential for growth in demand for space. SCI had 2,944 customer leases in 84.5 million square feet of occupied space as of January 31, 1998. SCI believes that having a large number of customers with generic space requirements in each submarket will provide the opportunity to maximize cash flow through intensively managing its customer base. At the same time, exposure to overall occupancy declines is reduced by achieving a broad spectrum of customers in each submarket. SCI's largest customer accounted for less than 1.0% of SCI's 1997 rental income (on an annualized basis), and the annualized base rent for SCI's 20 largest customers accounted for less than 12.4% of SCI's 1997 rental income (on an annualized basis). Between January 31,

1998 and December 31, 1998, approximately 18.7% of the leased square feet in SCI's portfolio will expire, creating opportunities for SCI to increase rents upon renewal or replacement of those leases.

GEOGRAPHIC DISTRIBUTION

  Substantially all of SCI's distribution properties are located in 44 target market cities. The table below demonstrates the geographic distribution of SCI's equity real estate investments as of December 31, 1997 and 1996. This chart does not include land held for future development, which was less than 6% of assets, based on cost at December 31, 1997 and 1996.

                                     PERCENTAGE OF ASSETS BASED ON COST (1)(2)
                                    -------------------------------------------
                                      DECEMBER 31, 1997     DECEMBER 31, 1996
                                    --------------------- ---------------------
                                               PERCENTAGE            PERCENTAGE
                                               OF ASSETS             OF ASSETS
                                    NUMBER OF   BASED ON  NUMBER OF   BASED ON
                                    PROPERTIES   COST(1)  PROPERTIES   COST(1)
                                    ---------- ---------- ---------- ----------
U.S. Markets
  Atlanta, Georgia.................    107        8.16%      100        8.08%
  Austin, Texas....................     32        2.25        35        3.05
  Birmingham, Alabama..............      6        1.14         6        1.34
  Charlotte, North Carolina........     27        2.48        23        2.53
  Chattanooga, Tennessee...........      5        0.51         5        0.61
  Chicago, Illinois................     36        4.93        28        4.29
  Cincinnati, Ohio.................     38        2.86        30        2.44
  Columbus, Ohio...................     17        2.08        15        2.10
  Dallas/Fort Worth, Texas.........     67        5.38        63        4.98
  Denver, Colorado.................     23        2.20        22        2.31
  East Bay (San Francisco), Cali-
   fornia..........................     44        4.09        42        4.60
  El Paso, Texas...................     26        2.64        22        2.51
  Fort Lauderdale/Miami, Florida...      7        1.02         3        0.72
  Houston, Texas...................     70        4.68        70        5.54
  Indianapolis, Indiana............     42        3.79        48        4.74
  Kansas City, Kansas/Missouri.....     28        1.78        28        2.11
  Las Vegas, Nevada................     14        1.75        14        2.12
  Los Angeles/Orange County, Cali-
   fornia..........................     22        5.45        15        3.88
  Louisville, Kentucky.............      3        0.55         2        0.43
  Memphis, Tennessee...............     28        1.89        26        2.05
  Nashville, Tennessee.............     24        1.66        24        1.93
  New Jersey/I-95 Corridor.........     11        3.42         6        1.94
  Oklahoma City, Oklahoma..........      6        0.34        10        0.57
  Orlando, Florida.................     15        1.11        13        1.05
  Phoenix, Arizona.................     25        1.59        22        1.58
  Portland, Oregon.................     27        2.23        25        2.44
  Reno, Nevada.....................     19        2.05        17        1.93
  Rio Grande Valley (Brownsville),
   Texas...........................     15        1.00        14        0.97
  Salt Lake City, Utah.............      7        1.41         8        2.26
  San Antonio, Texas...............     50        3.30        61        4.46
  San Diego, California............      3        0.45         3        0.54
  Seattle, Washington..............      9        1.39         9        1.59
  South Bay (San Francisco), Cali-
   fornia..........................     70        7.26        66        7.64
  St. Louis, Missouri..............     11        0.92        --          --
  Tampa, Florida...................     59        3.85        60        4.39
  Tulsa, Oklahoma..................     10        0.44        10        0.50
  Washington, D.C./Baltimore.......     40        5.00        35        4.98
  Other............................      7        0.34         9        0.80

                                      PERCENTAGE OF ASSETS BASED ON COST (1)(2)
                                     --------------------------------------------
                                       DECEMBER 31, 1997      DECEMBER 31, 1996
                                     ---------------------- ---------------------
                                                 PERCENTAGE            PERCENTAGE
                                                 OF ASSETS             OF ASSETS
                                     NUMBER OF    BASED ON  NUMBER OF   BASED ON
                                     PROPERTIES    COST(1)  PROPERTIES   COST(1)
                                     ----------  ---------- ---------- ----------
International Markets
  Amsterdam, Netherlands............       1         0.33       --           --
  Juarez, Mexico....................       3         0.29       --           --
  Lyons, France.....................       1         0.28       --           --
  Monterrey, Mexico.................       5         0.55       --           --
  Paris, France.....................       1         0.25       --           --
  Reynosa, Mexico...................       4         0.36       --           --
  Rotterdam, Netherlands............       2         0.55       --           --
                                       -----       ------      ---       ------
  Total.............................   1,067(3)    100.00%     989(4)    100.00%
                                       =====       ======      ===       ======

--------
(1) Includes properties under development at their budgeted total development costs, rather than costs incurred to date.
(2) Does not include refrigerated warehousing facilities.
(3) Includes 62 buildings under development.
(4)  Includes 47 buildings under development.

  Consistent with SCI's strategy to build a critical mass in the three key target markets of Chicago, Los Angeles and the New Jersey/I-95 corridor, the combined percentage of real estate investments for these markets to SCI's total real estate investments, increased from 10.11% at December 31, 1996 to 13.80% at December 31, 1997.

  There are numerous other distribution properties located in close proximity to each of SCI's properties. The amount of rentable space available in any target market city could have a material effect on SCI's ability to rent space and on the rents charged. In addition, in many of SCI's submarkets, institutional investors and owners and developers of distribution facilities compete for the acquisition, development and leasing of distribution space. Many of these persons have substantial resources and experience.

  SCI operates nationally and internationally and has no markets with a concentration of investment in excess of 10% of its total portfolio investment. In SCI's major markets, 1997 vacancy rates were below the average rates for the period from 1991 through 1997. (Source: CB Commercial/Torto Wheaton Research). Competition for acquisition of existing distribution facilities from institutional capital sources and other REITs has increased substantially in the past several years.

                    STRATEGIC AND OPERATING ACCOMPLISHMENTS

  SCI's strategic and operating objectives have been furthered by the following accomplishments:

  .Creation of the SCI International Operating System(TM). SCI developed the
   SCI International Operating System(TM) which provides an exceptional level of customer service, marketing and development on an international, national, regional and local basis through its 210 professionals and is a key component of SCI's growth and operating strategy.

  .Corporate Distribution Facilities Services. Corporate distribution facilities services enhances SCI's ability to meet customer needs. This program is targeted to distribution customers whose facility requirements are generic, not special purpose, so as to facilitate the property's future marketability and functionality. From inception through January 31, 1998, SCI completed or commenced development of corporate distribution facilities totalling 11.6 million square feet with an expected total investment of

   $410.8 million including 1.4 million square feet that was disposed of through January 31, 1998. In addition, as of January 31, 1998, SCI was in active negotiations for 6.3 million square feet of additional corporate distribution facilities projects.

  .Critical Mass in 27 Markets. Another key element of SCI's growth and operating strategy is to build a critical mass of properties and customers in each target market through acquisition and development of distribution space. SCI believes it has achieved critical mass in 27 U.S. markets. SCI has begun its international expansion and has not yet achieved critical mass in any international market. See "Business--Market Presence--Value Enhancement."

  .Target Market Expansion. SCI selectively evaluates the potential expansion of its target markets to include other target market cities which have strong growth prospects. From January 1, 1994 through January 31, 1998, SCI's target market expanded to include 37 U.S. target markets and 26 international target markets to more effectively service the international and national distribution space needs of its customers bringing the total of SCI's target markets to 63.

  .Land Inventory/Master-Planned Park Development. SCI's land inventory and master-planned park development strategy is essential to meeting the expansion and relocation needs of SCI's existing customer base and to further penetrate its target markets. At January 31, 1998, SCI owned or controlled through option, right of first refusal, letter of intent or contingent contract 2,831 acres of land in 38 target market cities, which will permit the development of approximately 49.2 million square feet of additional distribution space. SCI believes that master-planned park development will provide an important source of growth.

  .Inventory Building Program. In SCI's master-planned distribution parks,
   SCI commences development of an inventory building when it perceives an emerging demand in a specific submarket from both existing SCI customers who are expanding and potential new customers whose leases for their current space are approaching expiration. By having an appropriate supply of distribution space, SCI can meet the expansion needs of existing customers and can accommodate new customers. From inception through January 31, 1998, SCI completed or commenced development of 24.0 million square feet of inventory buildings with a total investment cost of $858.8 million in 33 target market cities including 200,000 square feet disposed of to date.

                                USE OF PROCEEDS

  The net proceeds to SCI from the sale of the Series D Preferred Shares
offered hereby are expected to be approximately $     million ($      million
if the Underwriters' over-allotment option is exercised in full). SCI expects that the net proceeds of this offering will be used to repay borrowings under SCI's unsecured line of credit facility. SCI's $350 million unsecured revolving line of credit bears interest, at SCI's option, at either (a) the greater of the federal funds rate plus 0.5% and the prime rate (8.5% at April 2, 1998) or (b) LIBOR plus 0.95%, based upon SCI's current senior debt rating (6.6375% at April 2, 1998), and is scheduled to mature in May 1999. At April 2, 1998, $199.2 million of borrowings were outstanding under this line of credit. Outstanding borrowings are expected to be approximately $210 million at the time of closing of this offering. SCI expects to make additional borrowings under the line of credit following this offering.

                                CAPITALIZATION

  The following table sets forth the capitalization of SCI at December 31, 1997, and as adjusted to give effect to the issuance and sale of the 6,000,000 Series D Preferred Shares offered hereby, and the application of the net proceeds therefrom, and the sale of 4,000,000 Common Shares in a public offering on March 18, 1998, and the application of the net proceeds therefrom. The table should be read in conjunction with the financial statements of SCI incorporated by reference herein and in the accompanying Prospectus.

                                                          DECEMBER 31, 1997
                                                        -----------------------
                                                        HISTORICAL  AS ADJUSTED
                                                        ----------  -----------
                                                            (IN THOUSANDS)
7.125% Notes due 1998.................................. $   15,000  $   15,000
  Original issue discount on 7.125% Notes..............         (2)         (2)
7.25% Notes due 2000...................................     17,500      17,500
  Original issue discount on 7.25% 2000 Notes..........        (37)        (37)
7.30% Notes due 2001...................................     17,500      17,500
  Original issue discount on 7.30% Notes...............        (51)        (51)
7.25% Notes due 2002...................................     50,000      50,000
  Original issue discount on 7.25% 2002 Notes..........        (38)        (38)
7.95% Notes due 2008...................................    100,000     100,000
  Original issue discount on 7.95% Notes...............       (149)       (149)
7.875% Notes due 2009..................................     75,000      75,000
  Original issue discount on 7.875% Notes..............       (306)       (306)
8.72% Notes due 2009...................................    150,000     150,000
9.34% Notes due 2015...................................     50,000      50,000
8.65% Notes due 2016...................................     50,000      50,000
  Original issue discount on 8.65% Notes...............       (139)       (139)
7.81% Series A 2015 Notes..............................    100,000     100,000
7.625% Notes due 2017..................................    100,000     100,000
  Original issue discount on 7.625% Notes..............       (226)       (226)
                                                        ----------  ----------
Total unsecured long term debt.........................    724,052     724,052
Mortgage notes and assessment bonds payable............    133,028     133,028
Minority Interest......................................     53,304      53,304
Shareholders' Equity:
  Shares of Beneficial Interest, par value $0.01 per
   share; 180,000,000 shares authorized:
    Series A Preferred Shares (liquidation preference
     $25.00 per share); 5,400,000 shares outstanding...    135,000     135,000
    Series B Convertible Preferred Shares (liquidation
     preference $25.00 per share); 8,000,300 shares
     outstanding.......................................    200,008     200,008
    Series C Preferred Shares (liquidation preference
     $50.00 per share);
     2,000,000 shares outstanding......................    100,000     100,000
    Series D Preferred Shares (liquidation preference
     $25.00 per share);
     6,000,000 shares outstanding as adjusted..........        --      150,000
    Common Shares; 117,364,148 shares outstanding;
     121,364,148 shares outstanding as adjusted........      1,174       1,214
    Additional paid-in capital.........................  1,773,465
    Employee share purchase notes......................    (27,186)    (27,186)
    Cumulative translation adjustments.................        (63)        (63)
    Distributions in excess of net earnings............   (205,661)   (205,661)
                                                        ----------  ----------
      Total Shareholders' Equity.......................  1,976,737
                                                        ----------  ----------
      Total Capitalization............................. $2,887,121  $
                                                        ==========  ==========

                          SELECTED FINANCIAL DATA(1)

  The following tables set forth selected financial data for SCI and should be read in conjunction with the financial statements and notes thereto incorporated by reference in this Prospectus Supplement and the accompanying Prospectus (amounts in thousands, except ratios and per share data).

                                       YEARS ENDED DECEMBER 31,
                         -----------------------------------------------------------
                            1997          1996        1995        1994       1993
                         ----------    ----------  ----------  ----------  ---------
OPERATING DATA:
 Rental Income.......... $  284,533    $  227,000  $  153,879  $   70,609  $   9,963
 Series A Preferred
  Share Dividends.......     12,690        12,690       6,698          --         --
 Series B Preferred
  Share Dividends.......     14,088        12,066          --          --         --
 Series C Preferred
  Share Dividends.......      8,540         1,139          --          --         --
 Net Earnings Attribut-
  able to Common Shares.      4,431(2)     53,460      42,015      25,101      4,412
 Common Share Distribu-
  tions................. $  106,556    $   85,340  $   64,445  $   37,698  $   7,001
PER SHARE DATA:
 Net Earnings Attribut-
  able to Common Shares
  (Basic and Diluted)... $     0.04(2) $     0.63  $     0.61  $     0.57  $    0.47
 Series A Preferred
  Share Dividends.......       2.35          2.35        1.24          --         --
 Series B Preferred
  Share Dividends.......       1.75          1.50          --          --         --
 Series C Preferred
  Share Dividends.......       4.27          0.57          --          --         --
 Common Share Distribu-
  tions................. $     1.07    $     1.01  $    0.935  $     0.85  $    0.75
 Weighted Average Common
  Shares Outstanding
  (Basic)...............    100,729        84,504      68,924      44,265      9,334
 Weighted Average Common
  Shares Outstanding
  (Diluted).............    100,869        84,511      74,422      44,277      9,336
OTHER DATA:
 Net Cash Provided by
  Operating Activities.. $  192,273    $  136,201  $  100,154  $   47,222  $  12,084
 Net Cash Used in In-
  vesting Activities....   (570,861)     (665,878)   (628,795)   (631,871)  (260,780)
 Net Cash Provided by
  Financing Activities..    398,827       512,212     529,606     599,382    254,770
 Funds from Operations
  Attributable to Common
  Shares (3)............ $  161,059    $  116,890  $   84,060  $   46,307  $   7,189
 Ratio of Funds from Op-
  erations to Combined
  Fixed Charges and Pre-
  ferred Share Distribu-
  tions (4).............        2.3           2.2         2.6         5.5       17.9
 Ratio of Earnings to
  Combined Fixed Charges
  and Preferred Share
  Distributions (5).....         --(6)        1.5         1.7         3.3       11.3
                                             DECEMBER 31,
                         -----------------------------------------------------------
                            1997          1996        1995        1994       1993
                         ----------    ----------  ----------  ----------  ---------
BALANCE SHEET DATA:
 Income Producing Real
  Estate Owned, at Cost. $2,653,604    $2,274,684  $1,622,404  $1,073,026  $ 354,436
 Land Held for Develop-
  ment..................    159,645       109,316      60,363      42,147     21,667
 Total Assets...........  3,033,953     2,462,306   1,833,972   1,194,937    401,855
 Mortgage Notes Payable.    133,028       139,952     145,276     144,262     40,109
 Long-Term Debt.........    724,052       524,191     324,527          --         --
 Total Liabilities......  1,003,912       805,933     639,040     350,607    141,618
 Minority Interest......     53,304        56,984      58,741      66,555     50,786
 Total Shareholders' Eq-
  uity.................. $1,976,737    $1,599,389  $1,136,191  $  777,775  $ 209,451
 Number of Common Shares
  Outstanding...........    117,364        93,677      81,416      64,587     19,762

--------
(1) These tables present selected operating, balance sheet and other data for the periods presented. Certain factors which may affect the comparability of the data presented are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Net earnings attributable to Common Shares for 1997 includes a one-time adjustment of $75.4 million relating to the costs incurred in acquiring the REIT Manager and the Property Manager from Security Capital in September 1997. This expense is not deducted for the purposes of calculating funds from operations due to its non-recurring and non-cash nature.
(3) Funds from operations represents net earnings computed in accordance with generally accepted accounting principles ("GAAP") before minority interest and before gains/losses on disposition of depreciated property, plus real estate depreciation and amortization, significant non-recurring items and significant non-cash items. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of SCI's operating performance or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity. SCI believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of SCI to incur and service debt, to make capital expenditures and to fund other cash needs. On January 1, 1995, SCI adopted the National Association of Real Estate Investment Trusts' ("NAREIT") revised definition of funds from operations. Under this more conservative definition, loan cost amortization is not added back to net earnings in determining funds from operations. For comparability, funds from operations for the periods prior to January 1, 1995 give effect to the revised definition. The funds from operations measure presented by SCI, while consistent with the NAREIT definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with SCI. Funds from operations are not intended to represent cash made available to shareholders. Cash distributions paid to shareholders are presented above in the "Operating Data."
(4) For purposes of computing the ratio of funds from operations to combined fixed charges and preferred share distributions, funds from operations consists of funds from operations plus fixed charges, other than capitalized interest. Fixed charges consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.
(5) For purposes of computing the ratio of earnings to combined fixed charges and preferred share distributions, earnings consist of earnings from operations plus fixed charges, other than capitalized interest, and amortization of debt discount and expense.
(6) Earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $21.3 million due to a one-time, non-recurring charge of $75.4 million relating to the cost incurred in acquiring the REIT management and property management companies from Security Capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Consummation of Merger Transaction."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the "Selected Financial Data" and all of the financial statements incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Historical results and percentage relationships set forth in "Selected Financial Data" and in such financial statements should not be taken as indicative of future operations of SCI.

  The statements contained in this discussion that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which SCI operates, management's beliefs, and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Future Factors include: (i) changes in general economic conditions in its target markets that could adversely affect demand for SCI's properties and the creditworthiness of SCI's customers, (ii) changes in financial markets and interest rates that could adversely affect SCI's cost of capital and its ability to meet its financial needs and obligations, (iii) increased or unanticipated competition for distribution properties in SCI's target markets and (iv) those factors discussed below. These are representative of the Future Factors that could affect the outcome of the forward-looking statements.

OVERVIEW

 General

  SCI's operating results depend primarily upon net operating income from distribution properties, which is substantially influenced by (i) the demand for and supply of distribution properties in SCI's target market cities, (ii) the pace and economic returns at which SCI can acquire and develop additional distribution properties, (iii) the extent to which SCI can sustain improved market performance as measured by lease rates and occupancy and (iv) the operating performance of SCI's unconsolidated subsidiaries (see "--Results of Operations--Income from Unconsolidated Subsidiaries").

  No assurance can be given that expected trends for the remainder of 1998 in leasing rates and economic returns on acquired and developed properties will be realized. There are risks associated with SCI's development and acquisition activities which include Future Factors such as: development and acquisition opportunities explored by SCI may be abandoned, construction costs of a project may exceed original estimates due to increased materials, labor or other expenses; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Acquisition activities entail risks that investments will fail to perform in accordance with expectations and that analysis with respect to the cost of improvements to bring an acquired project up to standards will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although SCI undertakes a thorough evaluation of the physical condition of each proposed investment before it is acquired, certain defects or necessary repairs may not be detected until after it is acquired, which could increase SCI's total acquisition cost. Risks include the occurrence of any of the events described above that could adversely affect SCI's ability to achieve its projected returns on acquisitions and projects under development and could hinder SCI's ability to make expected distributions.

  SCI's target market cities and submarkets have benefited substantially in recent periods from demographic trends (including population and job growth) which influence the demand for distribution properties. SCI believes its ability to compete is significantly enhanced relative to other companies because of its depth of management and ability to serve customers through the SCI International Operating System(TM), which includes acquisition, development, and property management personnel, and presence in local markets. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally. With six target market cities identified in Mexico and 20 identified in Europe, SCI believes that there are significant growth opportunities internationally. As a result of acquisitions and developments of distribution properties for the twelve months of 1997, SCI's rentable square footage of operating properties increased by 10.2 million square feet or 12.7% to 90.8 million square feet as of December 31, 1997 from 80.6 million square feet as of December 31, 1996.

  SCI frequently acquires distribution properties, which are underleased, and develops such properties, which are not fully leased at the start of construction, which reduces SCI's overall occupancy rate below its stabilized level but provides opportunities to increase revenues. The term "stabilized" means that capital improvements, repositioning, new management and new marketing programs (or development and marketing, in the case of newly developed properties) have been completed and in effect for a sufficient period of time (but in no case longer than 12 months for properties acquired by SCI and 12 months after shell completion for properties developed by SCI) to achieve stabilized occupancy (typically 93%, but ranging from 90% to 95%, depending on the submarket and product type) at market rents. SCI has been successful in increasing occupancies on acquired and developed properties during their initial months of operations resulting in an occupancy rate of 95.5% and a leased rate of 96.4% for stabilized properties owned as of December 31, 1997. The average increase in rental rates for new and renewed leases on previously leased space (17.8 million square feet) during 1997 was 19.2%. As leases are renewed or new leases are acquired, SCI expects most lease rates on renewals or new leases to increase in 1998. These factors should improve SCI's results of operations. Capital and credit market conditions which affect SCI's cost of equity and debt capital may influence future growth in operating results.

 Consummation of Merger Transaction

  On September 9, 1997, SCI terminated its REIT management agreement with the REIT Manager and its property management agreement with the Property Manager (collectively the "Management Companies"), pursuant to the Merger whereby SCI acquired the operations and businesses of the Management Companies valued at approximately $81.9 million from Security Capital in exchange for 3,692,023 Common Shares. The number of Common Shares issued to Security Capital was determined using a per Common Share price of $22.175 (the average market price of Common Shares over the five-day period prior to the August 6, 1997 record date for determining SCI's shareholders entitled to vote on the Merger). The Board of Trustees approved the Merger transaction based on the recommendation of a special committee comprised of independent Trustees. The Merger, which required the approval of a majority of SCI's outstanding Common Shares, was approved by approximately 99% of the shareholders voting on the transaction on September 8, 1997. As a result of the transaction, SCI became an internally managed REIT and Security Capital remains SCI's largest shareholder (42.5% ownership based on outstanding Common Shares as of December 31, 1997 and 36.8% on a diluted basis assuming conversion of Series B Preferred Shares and limited partnership units and the exercise of options and warrants).

  The financial impact of the Merger is discussed in more detail below under "--Results of Operations" and "--Liquidity and Capital Resources."

 Impact of Year 2000

  The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Certain computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar business activities.

  SCI has undertaken a review of all of its computer systems and applications to determine if these programs are Year 2000 compliant and if not, the efforts that will be necessary to bring the programs into compliance. SCI has not identified any computer system or application that, upon failure to be Year 2000 compliant, would have a material adverse impact on its business activities or results of operations. However, the preliminary results of this review indicate that some of SCI's accounting and financial reporting applications are not Year 2000 compliant. For purposes of enhancing operating efficiencies, SCI has already undertaken a project that will replace its core financial systems with computer software that will better serve SCI in the future. This new software, that is expected to be fully operational by the end of 1999, is Year 2000 compliant.

  SCI is currently evaluating any necessary modifications to other existing software programs such that the programs will function properly with respect to dates in the year 2000. The cost of these modifications is not expected to be material and all conversions and modifications are expected to be completed in a timely manner.

RESULTS OF OPERATIONS

 1997 COMPARED TO 1996

  Net earnings attributable to Common Shares for the year ended December 31, 1997 and 1996 were $4.4 million and $53.5 million, respectively, a decrease of $49.1 million (91.8%). This decrease resulted primarily from a one-time, non-cash charge of approximately $75.4 million related to the costs incurred in acquiring the businesses and operations of the Management Companies from Security Capital. See "--Cost Incurred in Acquiring Management Companies from a Related Party." The impact of this one-time charge, a $6.4 million foreign exchange loss, see "--Foreign Exchange Loss," increased depreciation expense, increased preferred share dividends and higher interest expense (due to larger debt balances) was partially offset by a $7.0 million increase in Other Real Estate Income, $3.3 million of income from 1997 investments in unconsolidated subsidiaries, a $7.4 million increase in gains on dispositions of real estate and an increase in earnings from SCI's distribution properties.

  Historically, the primary components of revenue and earnings growth have been from rental and occupancy rate growth in existing properties and acquisition and development activity. As of December 31, 1997, SCI owned 1,005 operating properties totaling 90.8 million square feet with a historical cost of $2.7 billion. A discussion of the major components of SCI's results of operations follows. Net earnings are expected to increase in subsequent periods due to the acquisition and development of additional operating properties, continued increases in the prestabilized portfolio rental and occupancy rates and in the stabilized portfolio rental rates, and additional investments in unconsolidated subsidiaries.

 Rental Revenues

  Rental revenues for 1997 increased by $57.5 million or 25.3% to $284.5 million, as compared to $227.0 million for 1996. Of this increase, $16.8 million was generated by the 110 properties acquired in 1996, $24.2 million was generated by the 86 development properties completed in 1996, $6.3 million was generated by the 52 properties acquired in 1997, and $8.9 million was generated by the 65 development properties completed in 1997. The remaining $1.3 million increase was attributable to a $5.4 million increase in revenues from the 703 properties owned at January 1, 1996 less a $4.1 million decrease in revenues from the 52 properties owned at January 1, 1996 that were disposed of between January 1, 1996 and December 31, 1997. Of the properties acquired and developed in 1997 and 1996, 11 have been disposed of as of December 31, 1997.

 Other Real Estate Income

  Other real estate income increased by $7.0 million or 132% to $12.3 million for 1997 from $5.3 million for 1996. Other real estate income consists primarily of gains on disposition of undepreciated property and fees and other income from the corporate distribution facilities services business, the majority of which is generated by SCI Development Services Incorporated ("SCI Development Services"). SCI Development Services develops corporate distribution facilities that do not meet SCI's investment criteria for long-term ownership and works on a fee basis for customers who want to own their own facilities. SCI Development Services is expected to generate recurring income in subsequent periods. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. The activities of SCI Development Services are consolidated with SCI. SCI Development Services pays federal and state taxes at the applicable corporate rate.

 Income from Unconsolidated Subsidiaries

  Income from unconsolidated subsidiaries relates to SCI's 1997 investments in SCI Logistics Services Incorporated ("SCI Logistics"), and notes receivable from SCI Logistics and CS Integrated LLC ("CSI"). SCI Logistics' primary source of income is its ownership interest in CSI. At the time of SCI's initial investment in SCI Logistics on April 24, 1997, SCI Logistics owned 60% of CSI. On September 1, 1997, SCI Logistics increased its ownership interest to 71.1% of CSI through additional capital contributions in conjunction with the acquisition of Texas Cold Storage, adding 9.7 million cubic feet to CSI's refrigerated warehousing network. On November 4, 1997, SCI made additional capital contributions for the purchase of Continental Freezers, adding another 11 million cubic feet to CSI's refrigerated warehousing network and bringing SCI Logistics' ownership interest to 77.1%. As of December 31, 1997, CSI operated or had under development 78.6 million cubic feet of refrigerated warehousing.

 Interest Income

  Interest income for 1997 increased by $1.3 million to $2.4 million, from $1.1 million in 1996. The increase in interest income was a result of higher interest rates and higher cash balances in interest bearing accounts.

 Rental Expenses and Acquisition of Property Manager

  Rental expenses, including property management fees paid to a related party, net of recoveries from customers, increased by $300,000 or 1.1% to $27.0 million for 1997 from $26.7 million for 1996. Gross expenses, before the deduction of amounts recovered from tenants, were approximately 26% of rental income for both 1997 and 1996. Net rental expenses (including property management fees paid to a related party) decreased to 9.5% of total rental revenues compared to 11.8% for 1996.

  As a result of the Merger on September 9, 1997, SCI acquired the operations of the Property Manager, which managed approximately 96% of SCI's operating portfolio prior to the Merger. Beginning September 9, 1997, SCI no longer pays a property management fee on the properties managed by its Property Manager; however, SCI has included actual personnel and other operating costs of this property management function in rental expenses on its Statement of Operations.

 Interest Expense

  Interest expense increased by $13.9 million or 35.8% to $52.7 million for 1997 from $38.8 million for 1996. Total interest capitalized increased by $2.3 million or 14.3% to $18.4 million for 1997 from $16.1 million for 1996. The increase in interest expense was principally due to the issuance of $200 million in Senior Notes on May 17, 1996, the issuance of $100 million of Medium-Term Notes Series A on February 4, 1997 and the issuance of $100 million of Senior Notes on July 11, 1997, see "--Liquidity and Capital Resources." The capitalized interest increase is attributable to increased development activity in 1997.

 REIT Management Fee and Acquisition of REIT Manager

  The REIT management fee paid by SCI decreased by approximately $3.7 million to $17.8 million or 17.2% during 1997 as compared to $21.5 million in 1996 due to the termination of the REIT management agreement upon consummation of the Merger on September 9, 1997. Pursuant to the consummation of the Merger, SCI acquired the REIT Manager and Property Manager and became an internally managed REIT. Subsequent to September 8, 1997, the REIT management fee was replaced with the actual personnel and other operating costs associated with the REIT management function. These costs are recorded as general and administrative expenses. Direct and incremental costs related to successful development, acquisition and leasing activities have been capitalized in accordance with GAAP.

  Upon consummation of the Merger, SCI entered into an administrative services agreement (the "Administrative Services Agreement") with Security Capital for services which include, but are not limited to, payroll and human resources, cash management, accounts payable, MIS support and other computer services, research, investor relations and insurance, legal and tax administration. These services are provided in exchange for a fee equal to Security Capital's direct cost of providing the service plus an overhead factor of 20%, subject to a maximum of approximately $2.0 million during 1997 and $5.1 million for 1998. Administrative Services Agreement fees from the Merger date through December 31, 1997, under this agreement aggregated $1.1 million. The Administrative Services Agreement, which expires on December 31, 1998, provides for automatic renewals of consecutive one-year terms, subject to approval by a majority of the independent Trustees. See "SCI Management-- Administrative Services Agreement."

 Cost Incurred in Acquiring Management Companies from a Related Party

  The market value of the 3,692,023 Common Shares issued to Security Capital on the Merger date was approximately $79.8 million, based on the $21.625 per share closing price of the Common Shares on September 9, 1997, the date the Merger became effective, of which approximately $4.4 million was allocated to the estimated fair value of the tangible net assets acquired. The $75.4 million difference was accounted for as costs incurred in acquiring the Management Companies from a related party, rather than "goodwill," since for accounting purposes the Management Companies were not considered "businesses" for purposes of applying APB Opinion No. 16 "Business Combinations." This one-time adjustment was recorded as an expense on SCI's Statement of Operations but was not deducted for purposes of calculating funds from operations, due to the non-recurring and non-cash nature of this expense.

 Foreign Exchange Loss

  On December 22, 1997, SCI entered into two separate contracts to (1) exchange $373.8 million for 2.9 billion Swedish krona and (2) exchange 310.0 million German marks for $175.0 million in anticipation of the January 1998 acquisition and planned European currency denominated financing of Frigoscandia AB; see "--Liquidity and Capital Resources." The contracts were marked to market at December 31, 1997, resulting in a net foreign exchange loss of $6.0 million due to the U.S. dollar's strength against these currencies. These foreign exchange hedges were one-time, non recurring contracts that fixed the exchange rate between the U.S. dollar and the Swedish krona and German mark after SCI had entered into the purchase agreement to acquire Frigoscandia AB, which required payment in Swedish krona. The contracts were executed exclusively for the acquisition and financing of Frigoscandia AB and were not entered into to hedge on-going income in foreign currencies. The remeasurement of intercompany debt on the financial statements of SCI's consolidated foreign subsidiaries into their functional currency resulted in a foreign exchange loss of $348,000 for the year ended December 31, 1997. The loss was associated with the remeasurement of intercompany loans between a wholly owned foreign subsidiary of SCI and its associated foreign subsidiaries.

 Other Expense

  Other expense increased by $1.0 million or 34.5% to $3.9 million for 1997 from $2.9 million for 1996. Other expenses consist of land holding costs and acquisition and corporate distribution facilities services pursuit cost write-offs. Land holding costs were $2.3 million for 1997 compared to $1.5 million for 1996, and acquisition and corporate distribution facilities services pursuit cost write-offs were $1.6 million for 1997 compared to $1.4 million in 1996. The increase is primarily the result of increased acreage and value in land holdings.

 Preferred Share Dividends

  In June 1995, SCI issued $135.0 million of Series A Cumulative Redeemable Preferred Shares ("Series A Preferred Shares") that have an annual dividend of $2.35 per share (equivalent to an annual dividend rate of 9.4% of the liquidation preference), which totaled $12.7 million annually for 1997 and 1996. In February 1996, SCI issued $201.3 million of Series B Cumulative Convertible Redeemable Preferred Shares ("Series B Preferred Shares") that have an annual dividend of $1.75 per share (equivalent to an annual dividend rate of 7% of the liquidation preference) which totaled $14.1 million for 1997 compared to $12.1 million for the period from the February issue date through December 31, 1996. In November 1996, SCI issued $100 million of Series C Cumulative Redeemable Preferred Shares ("Series C Preferred Shares") that have an annual dividend of $4.27 per share (equivalent to an annual dividend rate of 8.54% of the liquidation preference) which totaled $8.5 million for 1997 and $1.1 million from the November issue date to December 31, 1996.

 1996 COMPARED TO 1995

  Net earnings attributable to Common Shares increased by $11.5 million or 27.4% to $53.5 million in 1996 from $42.0 million in 1995. The increase in net earnings was principally due to the increase in the number of distribution properties in operation, resulting from 1996 and 1995 acquisition and development activity. Historically, the primary components of revenue and earnings growth have been SCI's acquisition and development activity. SCI acquired and developed 942 operating properties totalling 80.6 million square feet from its inception through December 31, 1996 at a historical cost of $2.3 billion. As a result of 1996 acquisition and development activity, SCI's rentable square footage increased by 22.1 million square feet or 37.8% to 80.6 million square feet as of December 31, 1996 from 58.5 million square feet as of December 31, 1995.

 Rental Revenues

  Rental revenues for 1996 increased by $73.1 million or 47.5% to $227.0 million, as compared to $153.9 million for 1995. Of this increase, $27.8 million was generated by the 181 properties acquired in 1995, $11.5 million was generated by the 49 developments completed in 1995, $18.6 million was generated by the 111 properties acquired in 1996, and $12.9 million was generated by the 86 developments completed in 1996. The remaining $2.3 million increase was attributable to revenue increases in the 526 properties owned at January 1, 1995. The revenue increase in properties owned at January 1, 1995 was due to an increase in their average occupancy level from 94.33% for 1995 to 95.69% for 1996 and increased rental rates on leases signed on previously occupied space.

 Other Real Estate Income

  Other real estate income consists primarily of gains on disposition of undepreciated property and fees and other income from corporate distribution facilities customers generated to a large extent by SCI Development Services. SCI Development Services develops corporate distribution facilities or works on a fee basis for customers whose space needs do not meet SCI's strict investment criteria for long-term ownership. Through its preferred stock ownership, SCI will realize substantially all economic benefits of SCI Development Services' activities. The activities of SCI Development Services are consolidated with SCI. SCI Development Services pays federal and state taxes at the applicable corporate rate.

 Interest Income

  Interest income for 1996 decreased $604,000 from 1995, primarily resulting from the investment of lower average balances of cash and cash equivalents in interest bearing accounts in 1996 as compared to 1995.

 Rental Expenses

  Rental expenses, net of recoveries, increased by $8.2 million or 44.3% to $26.7 million in 1996 from $18.5 million in 1995. The increase in rental expenses was primarily attributable to 1995 and 1996 acquisitions and developments, which increased SCI's rentable square footage by 19.4 million square feet in 1995 and 22.1 million square feet in 1996, to 80.6 million square feet as of December 31, 1996 from 39.1 million square feet as of December 31, 1994.

 Interest Expenses

  Interest expense increased by $6.8 million or 21.3% to $38.8 million in 1996 from $32.0 million in 1995. Total interest capitalized increased by $7.5 million or 87.2% to $16.1 million in 1996 from $8.6 million in 1995. The increase in interest expense was principally caused by the issuance of $325 million in Senior Notes during 1995 and the issuance of $200 million in additional Senior Notes in May 1996 (see "--Liquidity and Capital Resources"). The capitalized interest increase was attributable to increased development activity in 1996.

 REIT Management Fee

  The REIT management fee paid by SCI was based on SCI's cash flow before the REIT management fee and therefore increased in 1996 to $21.5 million from $14.2 million in 1995 because cash flow increased substantially. See "-- Overview--Consummation of Merger Transaction."

 Other Expense

  Other expense increased by $0.7 million or 31.8% to $2.9 million in 1996 from $2.2 million in 1995. Other expenses consist of land holding costs and acquisition and corporate distribution facilities services pursuit cost write-offs. Land holding costs were $1.5 million in 1996 compared to $1.1 million in 1995, and acquisition and corporate distribution facilities services pursuit cost write-offs were $1.4 million in 1996 compared to $1.1 million in 1995. The increase is principally the result of the increased acreage and value in land holdings and an increase in the amount of build-to-suit activity.

 Preferred Share Dividends

  In June 1995, SCI issued $135.0 million of Series A Preferred Shares that are entitled to receive an annual dividend of $2.35 per share (equivalent to an annual dividend rate of 9.4% of the liquidation preference), which amounted to $12.7 million in 1996 compared to $6.7 million for the period from the June 1995 issue date through December 31, 1995. In February 1996, SCI issued $201.3 million of Series B Preferred Shares that are entitled to receive an annual dividend of $1.75 per share (equivalent to an annual dividend rate of 7% of the liquidation preference), which amounted to $12.1 million for the period from the February 1996 issue date through December 31, 1996. On November 13, 1996, SCI issued $100.0 million of Series C Preferred Shares that are entitled to receive an annual dividend of $4.27 per share (equivalent to an annual dividend rate of 8.54% of the liquidation preference) which amounted to $1.1 million for the period from the November 1996 issue date to December 31, 1996.

ENVIRONMENTAL MATTERS

  SCI did not experience any environmental condition on its properties which materially adversely affected its results of operations or financial position.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities increased by $56.1 million or 41.2% from $136.2 million in 1996 to $192.3 million in 1997, primarily as a result of increased properties in operation. Cash used in investing activities decreased from $665.9 million in 1996 to $570.9 million in 1997. Cash provided by financing activities decreased to $398.8 million in 1997 compared to $512.2 million in 1996. Cash provided by financing activities for 1997 consisted primarily of $199.8 million of proceeds from the long-term debt offerings in February and July 1997 and $405.0 million of net proceeds from SCI's offerings of Common Shares in February, September and December of 1997, less $38.6 million net repayment of the line of credit. Cash provided by financing activities for 1996 consisted primarily of $199.6 million of proceeds from the May 1996 long-term debt offering, $289.4 million of net proceeds from the sale of the Series B Preferred Shares and Series C Preferred Shares and $210.8 million of net proceeds from SCI's rights offering of Common Shares, less $42.4 million net repayment of the line of credit. Additionally, distributions paid to common and preferred shareholders and to minority interests were $147.5 million in 1997 compared to $116.5 million in 1996, and mortgage payments were $19.7 million in 1997 compared to $23.4 million in 1996.

  On March 18, 1998, SCI raised $96.2 million of net proceeds from an underwritten offering of 4,000,000 Common Shares at a price of $24.045 per share.

  On December 22, 1997, SCI raised net proceeds of $200.0 million from a private placement of 8,416,667 Common Shares at a price of $24 per share. SCI paid Security Capital Markets Group Incorporated, a registered broker-dealer subsidiary of Security Capital ("Capital Markets Group"), a $2.0 million fee for their services in connection with the offering.

  On September 8, 1997, SCI's shareholders approved a long-term incentive plan. Approximately 9.4 million Common Shares have been reserved for issuance under this plan. On September 8, 1997, SCI granted options (that have five- or nine-year vesting schedules) to purchase 3,068,152 Common Shares at $21.21875 per share (the average of the high and low market price on September 8, 1997) to officers and certain employees of SCI. Also under the long-term incentive plan, certain officers and employees of SCI purchased 1,356,834 Common Shares at a price of $21.21875 per share and SCI financed 95% of the total purchase price through ten-year, recourse loans to the participants aggregating $27.3 million.

  On August 6, 1997, in connection with the consummation of the Merger, SCI issued 3,692,023 Common Shares to Security Capital and commenced a rights offering to sell 4,970,352 Common Shares at $21 per share. On September 9, 1997, SCI offered 994,070 additional Common Shares at $21 per share to third party subscribers in the rights offering that were not accepted in whole or in part due to demand in excess of the Common Shares offered. All of these Common Shares were issued in September 1997, and net proceeds from these offerings totaled $124.9 million.

  On July 11, 1997, SCI issued $100 million of Senior Notes due 2017 (the "July 1997 Notes"). The July 1997 Notes bear interest at 7.625% per annum payable semi-annually on January 1 and July 1 of each year. The principal will mature on July 1, 2017. The average effective interest cost is 7.73%, including all costs associated with the offering plus $235,759 of combined proceeds from the termination of a forward treasury lock agreement and a swap agreement entered into in November 1996 in anticipation of the July debt offering. The forward treasury lock agreement was on a notional amount of $26 million of U.S. Treasury bonds maturing August 15, 2026 with a base price of 103.453% and effectively fixed the 30-year Treasury bond used to price the July 1997 Notes at a rate of 6.56%. The termination of the forward treasury lock resulted in a gain of $174,319. The swap agreement had a notional amount of $33.0 million and required SCI to pay a fixed rate of 6.61% on the notional amount in exchange for a floating rate equal to the three-month LIBOR rate. The termination of the swap on July 8, 1997 resulted in a gain of $61,440.

  On February 7, 1997, SCI completed a public offering of 4,025,000 Common Shares. Net proceeds to SCI after underwriting discounts and offering costs were $80.4 million.

  On February 4, 1997, SCI issued $100.0 million of Series A 2015 Notes under its $200 million Medium-Term Note program (the "Medium-Term Note program"). The Series A 2015 Notes bear interest at 7.81%, payable semi-annually on February 1 and August 1. Installments of principal will be paid annually on each February 1, commencing February 1, 2010, in the following amounts: $20 million in 2010, $15 million in 2011, $15 million in 2012, $20 million in 2013, $20 million in 2014 and $10 million in 2015. The Series A 2015 Notes have a weighted average life to maturity of 15.35 years. The average effective interest cost is 7.73%, including all costs associated with the offering plus $1.7 million in proceeds received on January 31, 1997 in connection with two interest rate protection agreements entered into in August 1996 and November 1996 in anticipation of the debt offering. Both the August 1996 and the November 1996 interest rate protection agreements were in the form of a forward treasury lock agreement with an investment bank. The August agreement included a notional principal amount of $30.0 million and a reference price of
99.653 on the thirty-year Treasury Bond. The November agreement included a notional principal amount of $50.0 million and a reference price of 101 29/32 on the ten-year Treasury Note. The settlement date on both contracts was January 31, 1997.

  In November 1996, SCI established the Medium-Term Note program. Under such program, SCI may offer up to $200.0 million in Medium-Term Notes, Series A, due nine months or more from the date of issue. Each note will bear interest at a fixed rate or at a variable rate determined by reference to an interest rate formula and will be issued either as an amortizing note or as an original issue discount note. As of April 2, 1998, $100.0 million remains available to be issued under this program.

  On November 13, 1996, SCI issued 2,000,000 Series C Preferred Shares. The Series C Preferred Shares have a liquidation preference of $50.00 per share for an aggregate liquidation preference of $100.0 million plus accrued and unpaid dividends. The net proceeds (after underwriting commission and other offering costs) of the Series C Preferred Shares issued were $97.1 million. Holders of the Series C Preferred Shares are entitled to only limited voting rights under certain conditions. Holders of the Series C Preferred Shares are entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for payment of distributions, cumulative preferential cash distributions at a rate of 8.54% of the liquidation preference per annum (equivalent to $4.27 per share), payable quarterly in arrears on the last day of March, June, September and December of each year. On or after November 13, 2026, the Series C Preferred Shares may be redeemed for cash at the option of SCI. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include shares of other series of preferred shares. The Series C Preferred Shares rank on a parity with the Series A Preferred Shares and the Series B Preferred Shares with respect to payment of distributions and amounts upon liquidation. In anticipation of the Series C Preferred Share offering, an interest rate swap agreement was entered into on October 31, 1996 with a termination date of November 11, 1996. The notional principal amount was $90.0 million with a fixed rate of 6.707% payable by SCI in exchange for a floating rate equal to the bid yield-to-maturity on the 6% U.S. Treasury Bond due February 15, 2026. SCI paid $224,721 to terminate the swap agreement on November 11, 1996.

  On August 21, 1996, SCI commenced a rights offering to sell 6,787,806 Common Shares at $17.25 per Common Share and also authorized an additional 3,393,903 Common Shares for oversubscriptions or third party subscribers. In September 1996, SCI issued 7,865,645 Common Shares of the 10,181,709 Common Shares subscribed for and recorded subscriptions receivable of $40.0 million. In October 1996, 2,316,064 Common Shares were issued and all subscriptions receivable were collected. Gross proceeds from the offering totaled $175.6 million. On September 24, 1996, SCI offered 2,036,342 Common Shares to third party subscribers to SCI's rights offering of August 21, 1996 that were not accepted in whole or in part due to demand in excess of the Common Shares offered. All of the Common Shares were subscribed for as of September 30, 1996 and subscriptions receivable for gross proceeds of $35.1 million recorded. In October 1996, all of such Common Shares were issued and all subscriptions receivable were collected.

  On May 17, 1996, SCI issued $50.0 million of Senior Notes due 2002 (the "2002 Notes"), $100.0 million of Senior Notes due 2008 (the "2008 Notes"), and $50.0 million of Senior Notes due 2016 (the "2016 Notes"), and together with the 2002 Notes and the 2008 Notes, (the "May 1996 Notes"). The 2002 Notes bear interest at 7.25% per annum and require annual principal payments of $12.5 million, commencing May 15, 1999. The 2008 Notes bear interest at 7.95% per annum and require annual principal payments of $25.0 million, commencing May 15, 2005. The 2016 Notes bear interest at 8.65% per annum and require aggregate annual principal payments of $5.0 million, commencing 2010 through 2013, $7.5 million in 2014, $10.0 million in 2015, and $12.5 million in 2016.
In order to lock in interest rates for the 2016 Notes prior to pricing of such Notes, SCI entered into an interest rate protection agreement in the form of a forward treasury lock agreement with an investment bank on May 9, 1996. The agreement included a determination date of May 15, 1996 and a settlement date of May 16, 1996. The notional amount was $50 million with a reference price of 97.203. On the pricing date of May 14, 1996, the forward treasury lock agreement was unwound at a price of 99.375 and SCI paid $1.086 million in settlement. The lower interest rate obtained on the pricing date of May 14, 1996 plus the $1.086 million settlement payment resulted in SCI achieving the equivalent of the rate that was locked in on May 9, 1996 for the 2016 Notes. In order to hedge a portion of the 2008 Notes prior to pricing such Notes, SCI entered into an interest rate swap agreement with an investment bank on May 9, 1996. The agreement included an effective date of May 15, 1996 and termination date of May 15, 2006. The notional amount of the interest rate swap agreement was $50 million. On May 14, 1996, the interest rate swap agreement was terminated and SCI paid $837,000 in settlement. The lower interest rate obtained on the pricing date of May 14, 1996 plus the $837,000 settlement resulted in SCI achieving an interest rate which approximated market interest rates on May 9, 1996 for a portion of the 2008 Notes. Collectively, the May 1996 Notes originally had an average life to maturity of 10.8 years and an average effective interest cost, inclusive of offering discounts, issuance costs and the interest rate protection agreements of 8.41% per annum.

  On February 21, 1996 and February 26, 1996, SCI issued a total of 8,050,000 Series B Preferred Shares. The Series B Preferred Shares have a liquidation preference of $25.00 per share for an aggregate liquidation preference of $201.3 million plus any accrued and unpaid dividends. Holders of the Series B Preferred Shares are entitled only to limited voting rights under certain conditions. The Series B Preferred Shares are convertible at any time, unless previously redeemed, at the option of the holders thereof into Common Shares at a conversion price of $19.50 per Common Share (equivalent to a conversion rate of 1.282 Common Shares for each Series B Preferred Share), subject to adjustment in certain circumstances. As of April 2, 1998, 7,981,700 Series B Preferred Shares remain outstanding. Holders of the Series B Preferred Shares are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of 7% of the liquidation preference per annum (equivalent to $1.75 per share) or the distributions on the Common Shares, or portion thereof, into which a Series B Preferred Share is convertible. Such distributions will equal the number of Common Shares, or portion thereof, into which a Series B Preferred Share is convertible. Such distributions are cumulative from the date of original issue and are payable quarterly in arrears on the last day of March, June, September and December of each year. The Series B Preferred Shares are redeemable at the option of SCI on or after February 21, 2001. The Series B Preferred Shares rank on parity with the Series A Preferred Shares and the Series C Preferred Shares with respect to payment of distributions and amounts upon liquidation.

  On June 21, 1995, SCI issued 5,400,000 Series A Preferred Shares. The Series A Preferred Shares have a liquidation preference of $25.00 per share for an aggregate liquidation preference of $135.0 million plus any accrued and unpaid dividends. The net proceeds (after underwriting commissions and other offering costs) of the Series A Preferred Shares issued were $130.4 million. Holders of the Series A Preferred Shares are entitled only to limited voting rights under certain conditions. Holders of the Series A Preferred Shares are entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9.4% of the liquidation preference per annum (equivalent to $2.35 per share). The Series A Preferred Shares are redeemable at the option of SCI on or after June 21, 2000. The redemption price (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include shares of other series of preferred shares. The Series A Preferred Shares rank on a parity with the Series B Preferred Shares and the Series C Preferred Shares with respect to payment of distributions and amounts upon liquidation.

  As of December 31, 1997, SCI had outstanding notes with a face value of $725.0 million, which include the July 1997 Notes, the Series A 2015 Notes and the May 1996 Notes (the "Notes"), and which are redeemable at any time at the option of SCI, in whole or in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date plus an adjustment, if any, based on the yield to maturity relative to market yields available at redemption. Such Notes are governed by the terms and provisions of an indenture agreement (the "Indenture") between SCI and State Street Bank and Trust Company, as Trustee. Under the terms of the Indenture, SCI can incur additional debt only if, after giving effect to the debt being incurred and application of proceeds therefrom, (i) the ratio of debt to total assets, as defined in the Indenture, does not exceed 60%, (ii) the ratio of secured debt to total assets, as defined in the Indenture, does not exceed 40% and
(iii) SCI's pro forma interest coverage ratio, as defined in the Indenture, for the four preceding fiscal quarters is not less than 1.5 to 1. In addition, SCI may not at any time own Total Unencumbered Assets, as defined in the Indenture, equal to less than 150% of the aggregate outstanding principal amount of SCI's unsecured debt. As of December 31, 1997, SCI was in compliance with all such debt covenants.

  SCI has a $350.0 million unsecured revolving line of credit agreement with NationsBank of Texas, N.A. (as agent for a bank group). Borrowings bear interest at SCI's option, at either an annual rate equal to the lesser of (a) the greater of the federal funds rate plus 0.5% and the prime rate, or (b) LIBOR plus 0.95%, based upon SCI's current senior debt ratings. Additionally, there is a commitment fee ranging from 0.125% to 0.20% per annum of the unused line of credit balance. The line is scheduled to mature in May 1999 and may be extended for an additional year with the approval of NationsBank and the other participating lenders; if not extended, at SCI's election, will either (a) convert to a three-year term note, or (b) continue on a revolving basis with the remaining one-year maturity. All debt incurrences are subject to a covenant that SCI maintain a debt to tangible net worth ratio of not greater than 1 to 1. Additionally, SCI is required to maintain an adjusted net worth (as defined) of at least $1.25 billion, to maintain interest payment coverage of not less than 2 to 1, and to maintain a fixed charge coverage ratio (as defined) of not less than 1.75 to 1. As of December 31, 1997, SCI was in compliance with all covenants contained in the line of credit. Additionally, SCI has a $25.0 million short-term unsecured borrowing agreement with NationsBank through October 1998. The interest rate and the maturity date of each advance on such agreement are determined by agreement between SCI and NationsBank of the time of each advance. As of April 2, 1998, $199.2 million of short-term borrowings were outstanding on these credit facilities.

  SCI utilizes derivative instruments in anticipation of future financing transactions in order to manage well defined interest rate risk. Through hedging, SCI can effectively manage the risk of increases in interest rates on future debt issuances. In anticipation of debt offerings in 1998, on October 28, 1997, SCI entered into two interest rate protection agreements. A forward treasury lock agreement was executed with a notional amount of $75.0 million on the 6 3/8% Treasury bond due August 2027 and a swap agreement was entered into with a notional amount of $75.0 million on the 6 5/8% Treasury bond due February 2027. The forward treasury lock had a termination date of March 31, 1998 and effectively locked in the 30-year treasury rate used to price SCI's debt, at 6.316%. SCI then extended its treasury lock to June 30, 1998, on the 6 1/8% Treasury bond due November 2027, and effectively locked in the 30-year treasury rate used to price SCI's debt at 6.342%. The swap agreement has a termination date of May 31, 1998, and carries a fixed rate of 6.721% which is a combination of the treasury rate plus the swap spread and the forward premium.

  SCI intends to also utilize derivative instruments in order to manage currency risk exposure associated with foreign currency denominated purchase contracts and income in excess of interest expense. As described below, SCI had two open foreign currency contracts as of December 31, 1997, related to the January 1998 acquisition of Frigoscandia AB. In future periods SCI will consider using selective currency hedges through foreign exchange forwards or options in order to minimize on-going currency gains and losses.

  On January 16, 1998, an unconsolidated subsidiary of SCI acquired Frigoscandia AB, which SCI believes is Europe's largest refrigerated warehousing company, for a net cost of $395.0 million. The acquisition of Frigoscandia AB was financed primarily with a short-term $200.0 million bridge loan from NationsBank, due on March 31, 1998, and $190.0 million of borrowings on SCI's $350.0 million line of credit. The bridge loan incurred interest at an annual rate equal to the lesser of (a) the greater of the sum of the Federal Funds Rate plus one-half percent, and (b) the prime rate or the Eurodollar Rate plus 0.95%. On March 31, 1998, SCI repaid the $200.0 million bridge loan when Frigoscandia AB arranged European currency denominated financing and repaid SCI a $200.0 million short-term loan made by SCI on January 16, 1998.

  On December 22, 1997, SCI entered into foreign exchange forward contracts to fix the purchase price of the Frigoscandia AB acquisition (U.S. dollar versus Swedish krona) and to hedge the cost of the planned European currency denominated financing of the acquisition (German mark versus U.S. dollar). To fix the purchase price of Frigoscandia AB which was denominated in Swedish krona, SCI agreed to purchase 2.9 billion krona against the U.S. dollar at
7.7583 on January 15, 1998. The price of the krona was at 8.015 Swedish krona to one U.S. dollar on the January 15, 1998 settlement date, resulting in a total loss of $12.0 million, of which $7.9 million was recognized in the financial statements as of December 31, 1997. The net effect of the hedge is that SCI fixed its purchase price in dollars as of December 22, 1997. If the hedge had not been entered into, SCI would have paid $12.0 million less due to the dollar appreciating against the Swedish krona. To hedge the cost of the Frigoscandia AB financing to be denominated in German marks, SCI agreed to sell 310.0 million German marks against the U.S. dollar at 1.7715 on March 16, 1998. The exchange rate was 1.83 German marks to one U.S. dollar on the March 16, 1998 settlement date, resulting in a foreign exchange gain of $5.6 million, of which $1.9 million was recognized in the financial statements as of December 31, 1997. On March 11, 1998, SCI entered into a contract to sell
310.0 million German marks against the U.S. dollar at an exchange rate of
1.8286 German marks to one U.S. dollar on March 31, 1998. The exchange rate was 1.8549 German marks to one U.S. dollar on the March 31, 1998 settlement date, resulting in a foreign exchange gain of $2.4 million.

  From inception through December 31, 1997, SCI invested $2.7 billion for the acquisition and development of 1,005 operating distribution properties and had invested $85.6 million in refrigerated warehousing through its subsidiary, SCI Logistics. These acquisitions and developments were financed with cash on hand, the issuance of limited partnership units, the assumption of existing mortgage debt and borrowings under SCI's line of credit which were repaid with the proceeds of SCI's equity and debt offerings.

  At December 31, 1997, SCI had $326.7 million of budgeted development cost for developments in process, of which $146.4 million was unfunded. SCI expects to finance construction, development and acquisitions primarily with cash on hand, borrowings under its line of credit, and cash from future securities offerings. When issuing debt, SCI intends primarily to arrange, fixed rate, 10-year to 30-year debt to finance additional acquisitions and developments. To a lesser extent, under certain circumstances, SCI may arrange for debt with different maturities in order to optimize its debt maturity schedule.

  SCI considers its liquidity and ability to generate cash from operations and financings to be adequate and expects it to continue to be adequate to meet SCI's acquisition, development, operating, debt service and shareholder distribution requirements.

  SCI's current distribution policy is to pay quarterly distributions to shareholders based upon what the Board and management consider to be a reasonable percentage of cash flow. Because depreciation is a non-cash expense, cash flow typically will be greater than earnings from operations and net earnings. Therefore, quarterly distributions will consistently be higher than quarterly earnings.

  Pursuant to the terms of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares (the "Preferred Shares"), SCI is restricted from declaring or paying any distribution with respect to the Common Shares unless all cumulative distributions with respect to the Preferred Shares have been paid and sufficient funds have been set aside for distributions that have been declared for the then current distribution period with respect to the Preferred Shares. The Preferred Share dividends do not reduce the amount SCI has budgeted for Common Share distributions, but could increase the percentage of the Common Share distribution that constitutes a non-taxable return of capital.

  Net cash flow provided by operating activities was $192.3 million for 1997, compared to $136.2 million for 1996, and $100.2 million for 1995. The primary differences between the periods relate to new property acquisitions and development completions as described under "--Results of Operations." SCI's investment activities used approximately $570.9 million, $665.9 million and $628.8 million of cash in 1997, 1996 and 1995, respectively. After deducting distributions to shareholders, SCI's financing activities provided net cash flow of $398.8 million, $512.2 million and $529.6 million for 1997, 1996 and 1995, respectively.

FUNDS FROM OPERATIONS

  Funds from operations attributable to Common Shares increased $44.2 million or 37.8% to $161.1 million in 1997 from $116.9 million in 1996. Funds from operations represents SCI's net earnings (computed in accordance with GAAP) before minority interest and before gains/losses on disposition of depreciated property, plus real estate depreciation and amortization, significant non-recurring items and significant non-cash items. SCI believes that funds from operations is helpful to a reader as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides a reader with an indication of the ability of SCI to incur and service debt, to make capital expenditures and to fund other cash needs. On January 1, 1995, SCI adopted the NAREIT revised definition of funds from operations. Under this more conservative definition, loan cost amortization is not added back to net earnings in determining funds from operations. The funds from operations measure presented by SCI, while consistent with the NAREIT definition, will not be comparable to similarly titled measures of other REITs which do not compute funds from operations in a manner consistent with SCI. Funds from operations are not intended to represent cash made available to shareholders. Cash distributions paid to shareholders is presented in "Selected Financial Data." Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance as an indicator of SCI's operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

                      STATEMENT OF FUNDS FROM OPERATIONS

                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                (IN THOUSANDS)
                                  (UNAUDITED)

                                                      1997      1996    1995
                                                    --------  -------- -------
Net earnings attributable to Common Shares......... $  4,431  $ 53,460 $42,015
 Add (Deduct):
  Depreciation and amortization, including share of
   unconsolidated subsidiaries.....................   78,694    59,850  39,767
  Minority interest................................    3,560     3,326   3,331
  Costs incurred in acquiring management companies
   from a related party............................   75,376        --      --
  (Gain)/loss on disposition of depreciated real
   estate..........................................   (7,378)       29  (1,053)
  Non-recurring foreign exchange loss..............    6,376        --      --
  Other............................................       --       225      --
                                                    --------  -------- -------
Funds from operations attributable to Common
 Shares............................................ $161,059  $116,890 $84,060
                                                    ========  ======== =======

                                SCI MANAGEMENT

  SCI's success depends upon management's ability to provide strategic and day-to-day management, research, investment analysis, acquisition and due diligence, development, marketing, asset management, capital markets, asset disposition, management information systems support and legal and accounting services. The majority of these services are provided internally by SCI's management, while certain other services are provided by Security Capital pursuant to the administrative services agreement (the "Administrative Services Agreement") as discussed under "--Administrative Services Agreement."

  Internalization of Management and Consummation of Merger Transaction. During the third quarter of 1997, SCI became an internally managed REIT when it acquired the operations of the REIT Manager and the Property Manager owned by Security Capital in exchange for 3,692,023 SCI Common Shares. Following the Merger, SCI became an internally managed REIT and personnel employed by the REIT Manager and the Property Manager became employees of Security Capital Industrial Management Incorporated, a wholly-owned subsidiary of SCI ("Security Capital Industrial Management"). SCI believes the internalization of management will have a positive impact on earnings growth as the company continues to grow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Consummation of Merger Transaction."

  Administrative Services Agreement. Upon closing of the Merger, SCI entered into the Administrative Services Agreement with Security Capital for services which include, but are not limited to, payroll and human resources, cash management, accounts payable, MIS support and other computer services, research, investor relations and insurance, legal and tax administration. These services are provided in exchange for a fee equal to Security Capital's direct cost of providing the service plus an overhead factor of 20%, subject to a maximum of approximately $2.0 million during 1997 and $5.1 million for 1998. In 1997, $1.1 million was paid to Security Capital under the Administrative Services Agreement. The Administrative Services Agreement, which expires on December 31, 1998, provides for automatic renewals of consecutive one-year terms, subject to approval by a majority of the independent Trustees.

  SCI believes that the quality of management should be assessed in light of the following factors:

  Management Depth. SCI believes that management should have several senior executives with the leadership, operational, investment and financial skills and experience to oversee the entire operations of the REIT. See "--Officers and Trustees of SCI."

  Strategic Vision. SCI believes that management should have the strategic vision to determine an investment focus which provides favorable initial yields and long-term growth prospects. SCI's management has demonstrated its strategic vision by focusing on building an international distribution network at prices below replacement cost and a land inventory at attractive prices. SCI also focuses on selected distribution markets where demographic and supply factors have permitted high occupancies at increasing rents, conditions which are consistent with the long-term demographic forecast for SCI's target market cities. In addition, SCI differentiated itself from its competition through the SCI International Operating System(TM), as the first international operating company that was able to address and service a corporate customer's distribution space requirements on an international, national, regional and local basis. See "Business--SCI Growth and Operating Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Research Capability. SCI believes that management should have the means for researching markets to determine appropriate investment opportunities. SCI divides its target market cities into numerous submarkets for analysis purposes. As part of the Administrative Services Agreement, Security Capital Real Estate Research Group Incorporated ("RERG"), an affiliate of Security Capital, devotes substantial time to research, on a submarket-by-submarket basis, under the supervision of the Managing Directors of SCI; hence, RERG supplements SCI's strategic focus and investment program.

  Investment Committee Process. SCI believes that internal investment committees should provide discipline and guidance to the investment activities of the REIT in order to achieve its investment goals. The eleven members of SCI's investment committee have a combined 164 years of experience in the real estate industry. See "--Officers and Trustees of SCI." The internal investment committee receives detailed written analyses and research, in a standardized format, from SCI's acquisition personnel and evaluates all prospective investments pursuant to uniform underwriting criteria prior to submission of investment recommendations to the investment committee of the Board. The quality of the investment committee process is evident from the ability of SCI to achieve its investment goals. From inception through December 31, 1997, SCI has generally realized its projected initial returns and growth from distribution property investments.

  Acquisitions Capability/Due Diligence Process. SCI believes that management should include experienced senior personnel dedicated to acquiring investments and performing intelligent and thorough due diligence. SCI employs 19 full time acquisition and due diligence professionals and has developed uniform systems and procedures for due diligence. SCI's acquisition and due diligence group has screened and selected a large volume of successful investments.

  Development Capability. SCI believes that by internally developing projects, management can capture for the REIT the value which normally escapes through sales premiums paid to successful developers. SCI's 50 development professionals have substantial development experience, as described in "-- Officers and Trustees of SCI." SCI has engaged in substantial development of distribution space at attractive yields and believes that development will provide growth when the market for acquisitions becomes less favorable. From inception through January 31, 1998, SCI has commenced or completed development of 35.6 million square feet of distribution space with a total expected investment of $1.270 billion, including 1.6 million square feet that has been disposed of through January 31, 1998. SCI has commenced development of 78 master-planned parks in 33 target market cities in the United States, Mexico and Europe. As of January 31, 1998, SCI owned 1,634 acres of additional land and had fixed price options and rights of first refusal to acquire 505 acres and 36 acres, respectively, which in the aggregate will permit the development of approximately 37.2 million square feet of additional distribution space in 32 target market cities. Also, as of January 31, 1998, SCI had an additional 656 acres under letters of intent or contingent contracts, subject to completion of due diligence, which will permit the development of approximately 12.0 million square feet of additional distribution space.

  Operating Capability. SCI believes that management can substantially improve Funds from Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds from Operations" and "Selected Financial Data", by actively and effectively managing assets. SCI conceived of and developed the SCI International Operating System(TM) to effectively operate SCI's business and provide customers with an exceptional level of coordinated, comprehensive services, including property management. The management of SCI's distribution facilities is controlled and effectively administered through the SCI International Operating System(TM).

  Capital Markets Capability. SCI believes that management must be able to effectively raise equity and debt capital in order for SCI to achieve superior growth through investment. Capital Markets Group, a subsidiary of Security Capital, has successfully assisted in or arranged funding for SCI's investment program, including SCI's initial public offering in March 1994 after which SCI commenced trading on the NYSE. Following the acquisition of the REIT Manager in September 1997 as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Consummation of Merger Transaction," SCI has the capability in-house to raise debt and equity capital, or may use the services of Capital Markets Group for a fee to arrange such offerings as in the December 1997 private equity placement.

  Communications/Shareholder Relations Capability. SCI's success in capital markets and asset acquisition activities can be enhanced by management's ability to effectively communicate SCI's strategy and performance to investors, sellers of property and the financial media. SCI has full time personnel who prepare informational materials for and conduct periodic meetings with the investment community and analysts.

  SCI believes that successfully combining the foregoing attributes significantly enhances a REIT's ability to increase cash flow and its market valuation. SCI's cash flow from operating activities and market valuation have increased under the current administration.

OFFICERS AND TRUSTEES OF SCI

 Trustees and Senior Officers of SCI

  K. DANE BROOKSHER--59--Mr. Brooksher was elected as a Trustee in October 1993 and as Co-Chairman and Chief Operating Officer of SCI in November 1993, and is Co-Chairman and Chief Operating Officer and a Director of Security Capital Industrial Management Incorporated ("Security Capital Industrial Management") since September 1997. Mr. Brooksher was Co-Chairman and Chief Operating Officer of the REIT Manager from January 1994 to September 1997, and a Director of the REIT Manager from November 1993 to September 1997. Prior thereto, Mr. Brooksher was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick, independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and the Netherlands. Mr. Brooksher's term as Trustee expires in 1999.

  STEPHEN L. FEINBERG--52--Mr. Feinberg was elected as a Trustee in January 1993. Since 1970, he has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate, manufacturing and venture capital. Mr. Feinberg is also a director of Security Capital Preferred Growth, Continental Transmission Corporation (private investment company), Harvill Press Limited and Feinberg Foundation, Inc. He was formerly Chairman of the Board of St. John's College and a member of the Board of Visitors and Governors of St. John's College. He is a former director of Farrar, Strauss and Giroux, Inc. (private publishing company), Molecular Informatics, Inc. and Texas Commerce Bank--First State. Mr. Feinberg's term as Trustee expires in 1998.

  DONALD P. JACOBS--70--Mr. Jacobs was elected as a Trustee in February 1996. Mr. Jacobs has been a member of the J. L. Kellogg Graduate School of Management of Northwestern University since 1957, and Dean since 1975. Mr. Jacobs is a member of the Board of Directors of Commonwealth Edison and its parent company, Unicom, First National Bank of Chicago, Hartmarx Corporation, Whitman Industries and Unocal Corporation. He was formerly Chairman of the Public Review Board of Andersen Worldwide. From 1990 to 1992, Mr. Jacobs was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region; from 1975 to 1979, Chairman of the Board of AMTRAK; from 1970 to 1971, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation; from 1963 to 1964, Senior Economist for the Banking and Currency Committee of the U.S. House of Representatives. Mr. Jacobs' term as Trustee expires in 1998.

  JOHN T. KELLEY--56--Mr. Kelley has been an Advisory Trustee of SCI since January 1993. He is also a Trustee of Security Capital Pacific Trust ("PTR"), a REIT affiliated with Security Capital, and Chairman of the Board of Trustees of Pacific Retail Trust (ownership and development of infill retail properties in the southwestern United States). From 1987 to 1991, he was Chairman of the Board, Kelley-Harris Company, Inc., El Paso, Texas (real estate investment company); from 1968 to 1987, Managing Director, LaSalle Partners Limited, Chicago, Illinois (corporate real estate services). Mr. Kelley is also a director of Security Capital and Tri State Media.

  IRVING F. LYONS, III--48--Mr. Lyons was elected as a Trustee in March 1996 and as Co-Chairman and Chief Investment Officer of SCI in March 1997, and as a Director and Co-Chairman and Chief Investment Officer of Security Capital Industrial Management since September 1997. From December 1993 to March 1997, he was Managing Director of SCI; from December 1993 to September 1997, he was Managing Director of the REIT Manager and a Director of the REIT Manager from January 1994 to September 1997. Prior thereto, Mr. Lyons was the Managing Partner of King & Lyons (a San Francisco Bay Area industrial real estate development and management company) since its inception in 1979, where he was responsible for supervising development, asset management and day-to-day activities. Mr. Lyons has been involved in the development of over 3.5 million square feet of industrial space in the San Francisco Bay Area. Mr. Lyons' term as Trustee expires in 1998.

  WILLIAM G. MYERS--70--Mr. Myers was elected as a Trustee in January 1995. He is also a Trustee of PTR, a REIT affiliated with Security Capital. Mr. Myers is Chief Executive Officer of Ojai Ranch and Investment Company, Inc., Santa Barbara, California, which he founded in 1963 (agri-business and other investments). Mr. Myers serves as a Director of S.E.E. International; the Library of Congress, James Madison Council; California Historical Society Foundation; and St. Joseph's Health & Retirement Foundation. He is also a Director of the Santa Barbara Botanic Garden, Chalone Wine Group and the Nature Conservancy. Mr. Myers' term as Trustee expires in 2000.

  JOHN E. ROBSON--67--Mr. Robson was appointed a Trustee as of April 1, 1994. Since October 1993, Mr. Robson has served as Senior Advisor of BancAmerica Robertson Stephens, a San Francisco-based investment banking company. From 1989 to 1992, Mr. Robson served as Deputy Secretary of the United States Treasury. From 1986 to 1989, Mr. Robson was Dean and Professor of Management, Emory University School of Business Administration. From 1977 to 1985, he served as President and Chief Executive Officer and as Executive Vice President of G.D. Searle & Co. (pharmaceutical and consumer products). Mr. Robson is currently a director of Calgene Inc. (agricultural products), Northrop Grumman Corporation (aerospace) and Monsanto Company. Mr. Robson's term as Trustee expires in 2000.

  THOMAS G. WATTLES--46--Mr. Wattles was elected as a Trustee in January 1993; he was a Director of SCI's predecessor since its formation in June 1991 and has been Non-Executive Chairman since March 1997. He has been Non-Executive Chairman and a Director of Security Capital Industrial Management since September 1997. Mr. Wattles was Co-Chairman and Chief Investment Officer of SCI from November 1993 to March 1997, and Managing Director of SCI and the REIT Manager from January 1993 to November 1993. From November 1993 to September 1997, he was Co-Chairman and Chief Investment Officer of the REIT Manager, and a Director of the REIT Manager from June 1991 to September 1997. Mr. Wattles' term as Trustee expires in 1999.

 Senior Officers--Non-Trustees

  WALTER C. RAKOWICH--40--Managing Director of SCI since December 1997 and Senior Vice President of Security Capital Industrial Management since September 1997, where he has responsibility for the Mid-Atlantic region. From November 1994 to December 1997, Mr. Rakowich was Senior Vice President of SCI; from November 1994 to September 1997, he was Senior Vice President of the REIT Manager and Vice President of the REIT Manager from July 1994 to November 1994; from October 1993 to June 1994, a consultant to SCI in the area of due diligence and acquisitions. Prior thereto, from 1985 to September 1993, Mr. Rakowich was with Trammell Crow Company, where he was involved in the acquisition, development, financing, marketing, management and disposition of property and was a Senior Vice President and Principal beginning in 1992.

  JEFFREY H. SCHWARTZ--38--Managing Director of SCI since December 1994, where he has overall responsibility for all European and Asia-Pacific investment activities and operations. He has been a Director of Security Capital Global Realty since November 1997 and Managing Director of Security Capital Industrial Management since September 1997. Mr. Schwartz was Managing Director and a Director of the REIT Manager from October 1994 to September 1997. Prior thereto, Mr. Schwartz was a founder and managing partner of The Krauss/Schwartz Company, one of the largest industrial real estate developers in Florida.

  JOHN W. SEIPLE--39--Managing Director of SCI since December 1997 and Senior Vice President of Security Capital Industrial Management since September 1997, where he has responsibility for the South-East region. From November 1994 to December 1997, Mr. Seiple was Senior Vice President of SCI; from November 1994 to September 1997, he was Senior Vice President of the REIT Manager, and Vice President of the REIT Manager from October 1993 to November 1994. Prior thereto, from January 1992 to June 1993, Senior Vice President.

  ROBERT J. WATSON--48--Managing Director of SCI since January 1993 and Managing Director and a Director of Security Capital Industrial Management since September 1997. From November 1992 to September 1997, Mr. Watson was a Director and Managing Director of the REIT Manager.

 Other Officers

  ROBERT O. ALTER--38--Vice President of Security Capital Industrial Management since September 1997, where he is corporate distribution facilities officer in the Southeast region, and Vice President of SCI since August 1995; from August 1995 to September 1997, Vice President of the REIT Manager.

  GARY E. ANDERSON--32--Vice President of Security Capital Industrial Management since September 1997, where he is responsible for marketing in SCI's Mexico target markets and Vice President of SCI since September 1996; from September 1996 to September 1997, Vice President of the REIT Manager; from August 1994 to August 1995, Mr. Anderson was a member of the Management Development Program; in June 1994, Mr. Anderson received his M.B.A. from the Anderson Graduate School of Management at UCLA.

  NED K. ANDERSON--51--Senior Vice President of Security Capital Industrial Management since September 1997, where he has responsibility for the Pacific region; previously he had Market Officer responsibilities for the San Francisco Bay Area, and Senior Vice President of SCI since December 1993; from January 1994 to September 1997, Senior Vice President of the REIT Manager; Prior thereto, from 1985 to December 1993, he was a partner at King & Lyons, where he directed the development, leasing and management of the 250 acre Bayside Business Park in Fremont. He also helped oversee King & Lyons East Bay properties, which total 2.5 million square feet of buildings.

  GREGORY J. ARNOLD--43--Vice President of Security Capital Industrial Management since September 1997 where he is a member of the Global Services Group with responsibilities for SCI's national clients in the northeast region, and Vice President of SCI since January 1996; from January 1996 to September 1997, Vice President of the REIT Manager; from January 1995 to September 1995, Project Executive and General Manager for ROI Realty Services, Inc.; from November 1985 to January 1995, Equity Vice President and Senior Leasing Specialist at LaSalle Partners in Washington, D.C.

  GREGORY A. BAUER--36--Vice President of Security Capital Industrial Management since December 1997 with Project Manager responsibilities for the Southeast region, and Vice President of SCI; from July 1996 to December 1997, he was Project Manager for the Southeast region. Prior thereto, from May 1994 to July 1996, he was Project Manager of the Facility Group; and from July 1992 to May 1994, he was Project Manager of Gibbs & Register, Inc.

  LISA C. BENNETT--34--Vice President of Security Capital Industrial Management since September 1997, where she is controller for the Global Development Group, and Vice President of SCI since June 1995; from June 1995 to September 1997, Vice President of the REIT Manager. Prior thereto, Ms. Bennett provided accounting services for the Global Development Group from October 1993. Ms. Bennett is a Certified Public Accountant.

  CLAUDE A. BILLINGS--57--Vice President of Security Capital Industrial Management since September 1997, where he is a member of the Global Services Group, and Vice President of SCI since January 1994; from January 1994 to September 1997, Vice President of the REIT Manager; from March 1991 to February 1994, Senior Vice President and Regional Manager of the Staubach Company, a Dallas, Texas corporate real estate service firm.

  ERIC D. BROWN--37--Vice President of Security Capital Industrial Management since September 1997, where he is the Regional Property Manager for the Central region, and Vice President of SCI since December 1996; from December 1996 to September 1997, Vice President of the REIT Manager; from May 1994 to September 1997, Vice President of the Property Manager with property management responsibilities for Austin, Brownsville, El Paso and San Antonio, Texas.

  MARK R. CASHMAN--37--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Dallas, Texas, and Vice President of SCI since November 1995. Prior thereto, from January 1995 to November 1995, Vice President of Security Capital Pacific Trust where he was a member of the asset management group; from September 1992 to January 1995, First Vice President/Portfolio Manager with First Nationwide Financial Corporation in Los Angeles, California, where he was responsible for the property management department holdings throughout the western United States.

  JOHN M. CLINTON--41--Vice President of Security Capital Industrial Management since December 1997, where he is responsible for the Dallas Metroplex and San Antonio markets, and Vice President of SCI; he has acted as Project Manager for SCI since September 1994. Prior thereto, from April 1991 to September 1994, he was Engineering Group Leader for the Superconducting Super Collider Laboratory.

  STEPHEN M. CLOUD--35--Vice President of Security Capital Industrial Management since December 1997 where he is responsible for marketing activities and leasing in the Washington, D.C. area, and Vice President of SCI; from November 1995 to December 1997, he was a marketing representative of SCI. Prior thereto, from August 1988 to October 1995, he was a Senior Associate with CB Commercial Real Estate.

  JAMES D. COCHRAN--37--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Denver, Colorado and Kansas City, Kansas, and Vice President of SCI since March 1994; from August 1988 to March 1994, Vice President for TCW Realty Advisors, where he was responsible for industrial acquisitions in southern California.

  PAUL C. CONGLETON--43--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Houston and Austin, Texas, and Vice President of SCI since January 1995; from January 1995 to September 1997, Vice President of the REIT Manager; from October 1990 to December 1994, Principal with Overland Company, a property management, development and investment services firm in Tucson, Arizona.

  R. STAN CONWAY, JR.--34--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Atlanta, Georgia, and Vice President of SCI since November 1994; from November 1994 to September 1997, Vice President of the REIT Manager; from October 1989 to October 1994, Vice President of Marketing for Bullock, Terrell and Mannelly.

  MICHAEL S. CURLESS--34--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Indianapolis, and Vice President of SCI since August 1995; from August 1995 to September 1997, Vice President of the REIT Manager; from June 1989 to August 1995, Marketing Director with Trammell Crow Company, where he was responsible for the development and marketing of industrial projects.

  DAVID B. DANIEL--31--Vice President of Security Capital Industrial Management since September 1997, where he has been a member of the due diligence team since April 1995, and Vice President of SCI since June 1996; from June 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, from February 1994 to April 1995, Senior Underwriter with Remsen Partners Ltd. in New York, New York, where he was involved in all phases of a loan origination and securitization program; from May 1992 to February 1994, Associate Consultant with Kenneth Leventhal & Co. in Houston, Texas and New York, where he performed due diligence and evaluation on a variety of real estate transactions.

  MARK H. DEGNER--36--Vice President of Security Capital Industrial Management since September 1997, where he is responsible for portfolio acquisitions and dispositions, and Vice President of SCI since April 1994; from April 1994 to September 1997, Vice President of the REIT Manager; from October 1988 to April 1994, Manager for the Hahn Company in San Diego, California, where he was Manager of Development and Acquisitions, Corporate Development and, most recently, Dispositions.

  GREGORY S. DELONG--45--Vice President of Security Capital Industrial Management since September 1997, where he is the corporate distribution facilities officer for the Pacific Region, and Vice President of SCI; from August 1995 to August 1997, he was a self-employed consultant for corporate real estate site acquisition. Prior thereto, from January 1993 to August 1995, he was Vice President of Acquisitions for Pacwest Development in the western U.S.

  DAVID A. DITZ--43--Vice President of Security Capital Industrial Management since December 1997 where he is a member of the Global Development Group with project management responsibilities for the Central Region, and Vice President of SCI; from August 1995 to December 1997, he had project management responsibilities for the Pacific Region. Prior thereto, from January 1992 to August 1995, he was founder and principal of True Adams Company.

  WILLIAM H. EAGER--57--Vice President of Security Capital Industrial Management since September 1997, where he is a member of the Global Services Group and Vice President of SCI since June 1996; from June 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, from June 1976 to June 1996, Mr. Eager was a First Vice President of CB Commercial where he was involved in over $350 million of industrial real estate transactions.

  FRANK H. FALLON--36--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities in Memphis, Nashville and Chattanooga, Tennessee, and Vice President of SCI since January 1995; from January 1995 to September 1997, Vice President of the REIT Manager. Prior thereto, Mr. Fallon was with Trammell Crow Company from March 1987 to December 1994, where he was responsible for leasing, management, acquisition and disposition of industrial properties in the Dallas/Fort Worth, Texas area.

  GABE L. FINKE--32--Vice President of Security Capital Industrial Management since September 1997, where he is a member of the European operations group and Vice President of SCI since September 1996; from September 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, Mr. Finke was a member of the Management Development Program from July 1994 to August 1995; in May 1994 Mr. Finke received his M.B.A. from the Harvard Graduate School of Business Administration.

  KURT R. FULLER--40--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for tenant improvement construction in the San Francisco Bay Area, Reno, Portland, Seattle and Salt Lake City, and Vice President of SCI since October 1994; from October 1994 to September 1997, Vice President of the REIT Manager; from February 1989 to October 1994, Project Manager/Estimator for Wentz Builders, Inc. in San Carlos, California, where he was responsible for managing tenant improvement and special projects.

  JOHN R. HANSON--47--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for the Pacific region, and Vice President of SCI since May 1995; from May 1995 to September 1997, Vice President of the REIT Manager; from July 1994 to May 1995, Vice President of Jack & Cohen Builders, Inc. in Palo Alto, California, where he was responsible for a wide variety of construction projects; from January 1991 to July 1994, Project Director of Jack & Cohen.

  LARRY H. HARMSEN--37--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for San Diego and Orange County, California, and Vice President of SCI since February 1995; from February 1995 to September 1997, Vice President of the REIT Manager; from January 1988 to February 1995, Vice President/Managing General Partner with Lincoln Property Company in Southern California, where he was responsible for all aspects of asset and property management for a portfolio of office and industrial space containing over 2.5 million square feet.

  DONALD L. HARRIER--39--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for the Pacific region, and Vice President of SCI since May 1994; from May 1994 to September 1997, Vice President of the REIT Manager; from May 1993 to May 1994, Senior Partner with Donald L. Harrier, AIA, Architecture; from August 1986 to May 1993, Project Director with DES Architects & Engineers in Redwood City and Fremont, California, where he was involved in project management, architecture and marketing.

  JAMES JACHETTA--44--Vice President of Security Capital Industrial Management since September 1997, where he has project manager responsibilities for the Pacific region, and Vice President of SCI since December 1996; from December 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, from October 1995 to October 1996, Mr. Jachetta was a project manager consultant to SCI; from May 1992 to September 1995, mortgage broker with Southern Cal Financial Group in Newport Beach, California.

  KENT W. JOHNSON--44--Senior Vice President of Security Capital Industrial Management since September 1997, where he heads the Global Services Group, and Senior Vice President of SCI since July 1995; from July 1995 to September 1997, Vice President of the REIT Manager; from March 1994 to June 1995, National Director for Sequent Computer Systems, where he was recognized as World-Wide Manager of the Year; from January 1977 to March 1994, with IBM in various positions, including National Account Director and Branch Manager.

  M. GORDON KEISER JR.--53--Senior Vice President of Security Capital Industrial Management since September 1997, where he is Chief Financial Officer and is responsible for accounting, financial reporting and financing, and Senior Vice President of SCI since October 1995; from October 1995 to September 1997, Senior Vice President of the REIT Manager; from August 1988 to October 1995, Senior Vice President of JMB Realty Corporation, where he was responsible for corporate finance and capital markets financing. Previously, he was with KPMG Peat Marwick. Mr. Keiser is a Certified Public Accountant.

  DOUGLAS A. KIERSEY, JR.--37--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Seattle, Washington and Portland, Oregon, and Vice President of SCI since May 1994; from May 1994 to September 1997, Vice President of the REIT Manager; from September 1983 to May 1994, a member of the Industrial/Technology Group at Cushman & Wakefield of Oregon, Inc., where he specialized in the sale and leasing of industrial properties.

  JEFFREY A. KLOPF--49--Senior Vice President and Secretary of SCI and Security Capital Group since January 1996 and Security Capital Industrial Management since September 1997; from January 1996 to September 1997, Senior Vice President and Secretary of the REIT Manager. Prior thereto, from 1988 to December 1995, Partner with Mayer, Brown & Platt, where he practiced corporate and securities law. Mr. Klopf provides securities offering and corporate acquisitions services to SCI and its affiliates and oversees the provision of legal services to SCI and its affiliates.

  WAYNE P. KLOTZ--43--Vice President of Security Capital Industrial Management since December 1997, where he is responsible for Project Management of Development and Construction in Washington, D.C., Baltimore, Maryland and Virginia markets, and Vice President of SCI; from April 1996 to December 1997, he was Project Manager for SCI with similar responsibilities. Prior thereto, from April 1995 to April 1996, he was Senior Project Manager for R.W. Murray Construction Co.; and Vice President Corporate Services Group/The Service Company from October 1993 to April 1995.

  ROBERT A. KRITT--36--Vice President of Security Capital Industrial Management since September 1997, where he has responsibility for coordinating corporate distribution facilities in the Mid-Atlantic region, and Vice President of SCI since November 1991; from November 1991 to September 1997, Vice President of the REIT Manager; from January 1991 to December 1992, Vice President of Security Capital Pacific Incorporated, the REIT Manager for Security Capital Pacific Trust, where he was responsible for acquisition due diligence.

  EDWARD F. LONG--41--Vice President and Controller of SCI since January 1996, where he supervises accounting and financial reporting; Vice President of Security Capital Industrial Management since September 1997; from June 1995 to January 1996, Controller for the Property Manager; from January 1996 to September 1997, Vice President and Controller of the REIT Manager; from December 1990 to June 1995, Director of Financial Services for Coopers & Lybrand in Central Florida and the Carolinas. Mr. Long is a Certified Public Accountant.

  DONALD W. MADSEN--54--Senior Vice President of Security Capital Industrial Management since September 1997, where he supervises development services related to construction management and corporate distribution facilities, and Senior Vice President of SCI since July 1993; from July 1993 to September 1997, Senior Vice President of the REIT Manager; from July 1992 to June 1993, Vice President, Business Development for Windward, Ltd., a Dallas, Texas-based design/build general construction company.

  DAVID W. MAJORS--54--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Albuquerque, New Mexico and El Paso, Texas, and Vice President of SCI since December 1996; from December 1996 to September 1997, Vice President of the REIT Manager; from September 1988 to September 1996, President and Chief Operating Officer of Remington Capital Group in Dallas, Texas where he was responsible for all aspects of development of corporate distribution, office and retail facilities.

  CHRISTOPHER R. MANLEY--27--Vice President of Security Capital Industrial Management since September 1997, with Market Officer responsibilities for Tampa, Orlando and South Florida, and Vice President of SCI; from September 1993 to September 1997, he was a member of the Security Capital Industrial Trust Acquisitions/Due Diligence team.

  BRIAN N. MARSH--33--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Columbus, Ohio, and Vice President of SCI since January 1995; from January 1995 to September 1997 Vice President of the REIT Manager; from June 1990 to January 1995, with Pizzuti Realty Inc., in Columbus, Ohio, where he was responsible for master planning, development and marketing of a 400-acre-plus, mixed-use development.

  J. THOMAS MERCER--38--Vice President of Security Capital Industrial Management since September 1997, where he is corporate distribution facilities officer in the Central Region, and Vice President of SCI since January 1995; from January 1995 to September 1997 Vice President of the REIT Manager; from September 1987 to January 1995, Senior Marketing Representative with Friendswood Development Company in Houston, Texas, where he completed over $15 million in land transactions. Prior thereto, Industrial Leasing Specialist with The Horne Company in Houston, Texas, where he leased more than 500,000 square feet of industrial space.

  STEVEN K. MEYER--50--Senior Vice President of Security Capital Industrial Management since September 1997, where he has responsibility for the Central region of the United States, and Senior Vice President of SCI since December 1995; from December 1995 to September 1997, Senior Vice President of the REIT Manager; from September 1994 to December 1995 Vice President of the REIT Manager; from 1990 to July 1994, Executive Vice President with Trammell Crow Company, where he directed leasing and development activities for the Industrial Division.

  JOSEPH H. MIKES--37--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for the Chicago area, and Vice President of SCI since August 1995; from August 1995 to September 1997, Vice President of the REIT Manager; from March 1988 to August 1995, Senior Director of Opus North Corporation, where he managed office and industrial real estate activities.

  MICHAEL E. MILLER--44--Vice President of SCI since October 1997, where he is responsible for Security Capital Logistar International operations in Central Europe, including Poland, the Czech Republic, and Hungary. Prior thereto, from October 1996 to September 1997, he was an Executive Vice President of CEENIS Property Fund; from January 1996 to October 1996, he was a Managing Partner of Belmont Capital; from October 1989 to December 1995, he was Director of Aetna's Investment Management Group.

  RICK D. MIRANDA--44--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for the Pacific region, and Vice President of SCI since December 1996; from December 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, from April 1996 to September 1996, President of Realty Development Management Services, Inc. in Newport Beach, California, where he was responsible for all aspects of development and construction of office and industrial facilities; from May 1995 to March 1996, Vice President with Arnel Development Company in Costa Mesa, California, where he was responsible for the design and construction of a retail center; from August 1987 to February 1995, Vice President with Bramalea U.S. Properties in Oakland, California, where he was responsible for development, design and construction management for the Pacific region.

  R.A.D. MORTON, III--40--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for El Paso, San Antonio and Rio Grande Valley, Texas and Vice President of SCI since July 1993; from July 1993 to September 1997, Vice President of the REIT Manager; from January 1991 to July 1993, President of The Morton Group, which specialized in corporate industrial real estate services, asset management and development services.

  DAVID S. MORZE--37--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Reno, Nevada and Salt Lake City, Utah, and Vice President of
SCI since March 1995; from March 1995 to September 1997, Vice President of the REIT Manager; from May 1993 to March 1995, Director of Marketing for Northern California for SARES*REGIS; from January 1993 to May 1993, Real Estate Consultant to The Moreno Bavarian Corporation in Portola Valley, California.

  MICHAEL NACHAMKIN--44--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for New Jersey/I-95 Corridor and Vice President of SCI since March 1996; from March 1996 to September 1997, Vice President of the REIT Manager; from 1984 to February 1996, Director of Investment Sales, Leasing, Land, Tenant Representation and Marketing at Cushman & Wakefield of New Jersey.

  AUGUST J. NAPOLITANO--50--Vice President of Security Capital Industrial Management since September 1997, where he is a member of the Global Services Group, and Vice President of SCI since May 1995; from May 1995 to September 1997, Vice President of the REIT Manager; from November 1992 to December 1994, Director/Branch Manager of Cushman & Wakefield in Orange County, California, where he managed all aspects of the Newport Beach and Anaheim Commercial brokerage offices.

  JAMES R. NASS, III--36--Vice President of Security Capital Industrial Management since September 1997, where he has had Project Manager responsibilities for the Mid-Atlantic Region since December 1996 with the REIT Manager; from March 1997 to September 1997, he was Vice President of the REIT Manager. Prior thereto, from March 1989 to December 1996, he was a Project Manager for Opus North Corporation.

  EDWARD S. NEKRITZ--32--Vice President of Security Capital Industrial Management since September 1997, where he is responsible for coordinating the national leasing program, overseeing environmental issues and providing asset management and legal services, and Vice President of SCI since September 1995; from September 1995 to September 1997, Vice President of the REIT Manager; from October 1990 to September 1995, attorney with Mayer, Brown & Platt, where he specialized in commercial real estate transactions, including acquisitions and dispositions, leasing, development and zoning.

  PETER J. NIELSEN--51--Vice President of Security Capital Industrial Management from September 1997, where he has Project Manager responsibility for corporate distribution facility projects, and Vice President of SCI since March 1994; from March 1994 to September 1997, Vice President of the REIT Manager; from November 1984 to February 1994, Vice President of Project Development for Dueck Group of Companies, a development firm in Denver, Colorado.

  WILLIAM D. PETSAS--40--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Phoenix, Arizona, and Vice President of SCI since July 1994; from July 1994 to September 1997, Vice President of the REIT Manager; from June 1993 to June 1994, Mr. Petsas was a consultant to SCI in the area of due diligence and acquisitions; from May 1992 to May 1993, Mr. Petsas was a director of business development for residential properties in the Southwest for Trammell Crow Company.

  JOHN R. PICCHIOTTI--37--Vice President of Security Capital Industrial Management since December 1997, and has had Market Representative responsibilities in Chicago, Illinois, since joining SCI in March 1996, and Vice President of SCI. Prior thereto, from September 1994 to March 1996, he was the Area Director for Southwest Suburban Chicago, Young Life; from July 1989 to September 1994, he was with Grubb and Ellis Company.

  THOMAS M. RAY--35--Vice President of Security Capital Industrial Management since September 1997, where he is responsible for coordinating corporate distribution facilities in the Pacific region, and Vice President of SCI since March 1996; from March 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, a member of the corporate distribution facility group since September 1995; from October 1994 to September 1995, Mr. Ray supervised land acquisitions in due diligence; from August 1994 to October 1994, a member of the land acquisitions due diligence group; from March 1994 to August 1994, a member of the management Development Program where he assisted with multifamily portfolio acquisitions.

  BETTY J. REMSTEDT--52--Vice President of Security Capital Industrial Management since September 1997, where she provides accounting, financial analysis and budgeting services with respect to SCI's Pacific region properties, and Vice President of SCI since December 1993; from December 1993 to September 1997, Vice President of the REIT Manager; from December 1988 to December 1993, Chief Financial Officer of King & Lyons.

  GERALD W. RICKER--50--Vice President of Security Capital Industrial Management since January 1998, where he is a member of the Global Services Group, and Vice President of SCI. Prior thereto, from March 1993 to January 1998, he was Senior Vice President for Development at Hilton Hotels Corporation; from March 1991 to February 1993, he was Owners' Representative for the National Education Association.

  MICHAEL J. RUEN--31--Vice President of Security Capital Industrial Management since December 1997, where he has Market Officer responsibilities for Birmingham, Alabama, and Chattanooga, Tennessee, and Senior Leasing/Marketing responsibilities for Atlanta, Georgia, and Vice President of SCI; from February 1995 to November 1997, he was Senior Leasing Manager for the Property Manager. Prior thereto, from January 1992 to January 1995, he was Senior Associate for Koll Real Estate Services.

  CALVIN R. SCHREINER--40--Vice President of Security Capital Industrial Management since December 1997, where he is responsible for capital improvements of SCI's portfolio, and Vice President of SCI; from July 1995 to December 1997, he was Due Diligence Regional Construction Manager for SCI in the Southeast and Mid-Atlantic regions. Prior thereto, from November 1988 to July 1995, he was Construction Manager/Estimator in Business Development for Raytheon Engineers & Constructors.

  STEVEN O. SPAULDING--56--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Las Vegas, Nevada, and Vice President of SCI since May 1993; from May 1993 to September 1997, Vice President of the REIT Manager; from June 1992 to May 1993, Area Manager with Dermody Properties in Las Vegas, where he was responsible for its management portfolio and new development activities.

  RICHARD H. STRADER--38--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Charlotte, Raleigh-Durham and Winston-Salem, North Carolina, and Vice President of SCI since June 1994; from June 1994 to September 1997, Vice President of the REIT Manager; from October 1987 to May 1994, Mr. Strader was with the Dallas Industrial Division of Trammell Crow Company, where he was the Managing Director of the Central and Southwest Dallas Industrial office since 1990.

  SCOTT W. STRINE--34--Vice President of Security Capital Industrial Management since December 1997, where he is responsible for acquisitions due diligence, and Vice President of SCI. Prior thereto, from March 1993 to December 1997, Mr. Strine was an associate with SCI, where he was responsible for acquisitions due diligence.

  CHARLES E. SULLIVAN--40--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Mexico and Vice President of SCI since October 1994; from October 1994 to September 1997, Vice President of the REIT Manager; from July 1989 to October 1994, Senior Industrial Broker with Cushman & Wakefield.

  DAVID ANDRE TIRMAN--42--Vice President of SCI since September 1997, where he is responsible for European project management. Prior thereto, from September 1990 to August 1997, he was Senior Development manager with Euro Disney S.A. and the Walt Disney Company.

  JEFFREY M. TODD--40--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for corporate distribution facility projects, and Vice President of SCI since January 1995; from January 1995 to September 1997, Vice President of the REIT Manager; from November 1994 to January 1995, Project Manager for Smallwood, Reynolds, Stewart, Stewart & Associates, Inc., where he was responsible for managing industrial architecture; from June 1984 to November 1994, Project Architect for Wakefield/Beasley & Associates.

  JAMES E. TROUT--35--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for the Central Region, and Vice President of SCI since June 1995; from June 1995 to September 1997, Vice President of the REIT Manager; from June 1993 to June 1995, a member of the Global Development Group; prior thereto, from February 1992 to May 1993, Real Estate Consultant with Douglas A. Edwards, Incorporated in New York, New York.

  MARY JANE VIETZE--44--Vice President of Security Capital Industrial Management since September 1997, where she is responsible for accounting and financial reporting and Vice President of SCI since April 1996; from April 1996 to September 1997, Vice President of the REIT Manager. Prior thereto, a member of the accounting group since September 1993; from July 1990 to September 1993, Senior Accountant for Price Waterhouse. Ms. Vietze is a Certified Public Accountant.

  ROBIN P. R. VON WEILER--41--Senior Vice President of SCI since October 1997, where he is responsible for Global Customers, Corporate Distribution Facility Program and Marketing. Prior thereto, from April 1982 to September 1997, he was Vice Managing Director, Real Estate Agent and Corporate Advisor for DTZ Zadelhoff V.O.F. in Rotterdam, the Netherlands.

  EDWIN D. WAGERS--54--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for the Mid-Atlantic region of the United States, and Vice President of SCI from January 1995; from January 1995 to September 1997, Vice President of the REIT Manager; prior thereto from April 1991 to December 1994, Chief Operating Officer of National Real Estate Development at Muirfield Village Development in Columbus, Ohio.

  DAVID L. WELCH--36--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Washington, D.C. and Baltimore, Maryland, and Vice President of SCI since February 1995; from February 1995 to September 1997, Vice President of the REIT Manager; from September 1992 to January 1995, Associate Senior Vice President with Carey Winston Co. in Washington, D.C., where he managed the leasing and marketing program for over 1.5 million square feet of industrial space in Northern Virginia.

  WILLIAM ROBERT WENDT--39--Vice President of Security Capital Industrial Management since December 1997, where he has Market Representative responsibilities for the Austin area, and Vice President of SCI; from September 1994 to November 1997, he was a Marketing Representative for SCI for the Austin area. Prior thereto, from May 1993 to September 1994, he was an industrial broker with Oxford Commercial and Cushman & Wakefield.

  JAMES E. WHITE--41--Vice President of Security Capital Industrial Management since September 1997, where he has Market Officer responsibilities for Cincinnati, Ohio and Louisville, Kentucky, and Vice President of SCI since July 1995; from July 1995 to September 1997, Vice President of the REIT Manager; from July
1994 to July 1995, Senior Regional Director with First Industrial Realty Trust, Inc. in Southfield, Michigan. Prior thereto, Chief Financial Officer with Damone/Andrew Enterprises in Troy, Michigan from August 1989 to
July 1994.

  JAMES P. WILSON--53--Vice President of Security Capital Industrial Management since September 1997, where he has Project Manager responsibilities for the Southeast region, and Vice President of SCI since October 1994; from October 1994 to September 1997, Vice President of the REIT Manager; from March 1988 to October 1994, Vice President of Development and Construction for The Krauss/Schwartz Company.

                   DESCRIPTION OF SERIES D PREFERRED SHARES

  The summary of certain terms and provisions of the Series D Preferred Shares contained in this Prospectus Supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Articles Supplementary relating to the Series D Preferred Shares and SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), which are incorporated by reference herein. The following description of the particular terms of the Series D Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the preferred shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

  SCI's Board of Trustees is authorized to issue, from the authorized but unissued shares of beneficial interest of SCI, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series. As of March 31, 1998, SCI had outstanding 5,400,000 of its Series A Preferred Shares, 7,981,700 of its Series B Preferred Shares and 2,000,000 of its Series C Preferred Shares. On March 18, 1998, the Board of Trustees authorized SCI to classify and issue the Series D Preferred Shares. The Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares will rank on a parity as to distributions and liquidation proceeds.

  When issued, the Series D Preferred Shares will be validly issued, fully paid and, except as set forth in the accompanying Prospectus under "Description of Common Shares--Shareholder Liability," nonassessable. The holders of the Series D Preferred Shares will have no preemptive rights with respect to any shares of the capital securities of SCI or any other securities of SCI convertible into or carrying rights or options to purchase any such shares. The Series D Preferred Shares will not be subject to any sinking fund or other obligation of SCI to redeem or retire the Series D Preferred Shares. Unless redeemed by SCI, the Series D Preferred Shares will have a perpetual term, with no maturity.

  The transfer agent, registrar and distribution disbursing agent for the Series D Preferred Shares will be BankBoston, N.A., Boston, Massachusetts.

DISTRIBUTIONS

  Holders of the Series D Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions
in an amount per share equal to     % of the liquidation preference per annum
(equivalent to $     per share). Such distributions shall be cumulative from
the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first distribution, which will be paid on June 30, 1998, will represent the period from the original issue date until the Distribution Payment Date of June 30, 1998. The distribution for such partial distribution period and any other distribution payable on the Series D Preferred Shares for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of SCI at the close of business on the applicable record date, which shall be on such date designated by the Board of Trustees of SCI for the payment of distributions that is not more than 50 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

  No distributions on Series D Preferred Shares shall be declared by the Board of Trustees of SCI or paid or set apart for payment by SCI at such time as the terms and provisions of any agreement of SCI, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  Notwithstanding the foregoing, distributions on the Series D Preferred Shares will accrue whether or not SCI has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared. Accrued but unpaid distributions on the Series D Preferred Shares will not bear interest. Holders of the Series D Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. See "Description of Preferred Shares--Dividends" in the accompanying Prospectus. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred Shares which may be in arrears.

  If, for any taxable year, SCI elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series D Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series D Preferred Shares for the year bears to the Total Dividends.

  If any Series D Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any series of preferred shares of SCI ranking, as to distributions, on a parity with or junior to the Series D Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series D Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Shares and the shares of any other series of preferred shares ranking on parity as to distributions with the Series D Preferred Shares, all distributions declared upon the Series D Preferred Shares and any other series of preferred shares ranking on a parity as to distributions with the Series D Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on the Series D Preferred Shares and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series D Preferred Shares and such other series of preferred shares bear to each other.

  Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series D Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other capital shares ranking junior to the Series D Preferred Shares as to distributions and in the distribution of assets ("Fully Junior Shares")) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Series D Preferred Shares as to distributions or in the distribution of assets, nor shall any Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Series D Preferred Shares as to distributions or in the distribution of assets be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by SCI (except by conversion into or exchange for Fully Junior Shares).

  Any distribution payment made on Series D Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series D Preferred Shares which remains payable.

LIQUIDATION RIGHTS

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SCI, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital shares of SCI ranking junior to the Series D Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, the holders of Series D Preferred Shares shall be entitled to receive out of assets of SCI legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference ($25.00 per share), plus an amount equal to all distributions accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Shares will have no right or claim to any of the remaining assets of SCI. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of SCI are insufficient to pay the amount of the liquidating distributions on all outstanding Series D Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital shares of SCI ranking on a parity with the Series D Preferred Shares in the distribution of assets, then the holders of the Series D Preferred Shares and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Series D Preferred Shares and all other classes or series of capital shares of SCI ranking on a parity with the Series D Preferred Shares in the distribution of assets, the remaining assets of SCI shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Series D Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of SCI with or into any other entity, the sale, lease or conveyance of all or substantially all of the property or business of SCI or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of SCI.

REDEMPTION

  The Series D Preferred Shares are not redeemable prior to April   , 2003. On
and after April   , 2003, SCI, at its option upon not less than 30 nor more
than 90 days' written notice, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions, if any, thereon to the date fixed for redemption, without interest. The redemption price of the Series D Preferred Shares (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of the sale proceeds of other capital shares of SCI, which may include other series of preferred shares. Holders of Series D Preferred Shares to be redeemed shall surrender such Series D Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by SCI and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or in a manner determined by SCI.

  Unless full cumulative distributions on all Series D Preferred Shares and all Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series D Preferred Shares or Parity Shares shall be redeemed unless all outstanding Series D Preferred Shares and Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares or Parity Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares or Parity Shares, as the case may be. Furthermore, unless full cumulative distributions on all outstanding Series D Preferred Shares and Parity Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, SCI shall not purchase or otherwise acquire directly or indirectly any Series D Preferred Shares or Parity Shares (except by conversion into or exchange for Fully Junior Shares).

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series D Preferred Shares at the address shown on the share transfer books of SCI. Each notice shall state: (i) the redemption date; (ii) the number of Series D Preferred Shares to be redeemed;

(iii) the redemption price; (iv) the place or places where certificates for Series D Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series D Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all Series D Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series D Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series D Preferred Shares has been given and if the funds necessary for such redemption have been set aside by SCI in trust for the benefit of the holders of Series D Preferred Shares so called for redemption, then from and after the redemption date, distributions will cease to accrue on the Series D Preferred Shares being redeemed, such Series D Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  The holders of Series D Preferred Shares at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such Series D Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or SCI's default in the payment of the distribution due. Except as provided above, SCI will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Shares which have been called for redemption.

  The Series D Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve SCI's status as a REIT as defined in the Code, the Series D Preferred Shares may be subject to redemption as described in "Description of Preferred Shares--Restrictions on Ownership" and "Description of Common Shares-- Restriction on Size of Holdings" in the accompanying Prospectus. Any such redemption would apply only to shares held, directly or indirectly, by those shareholders with concentrated share ownership that would violate the Preferred Shares Ownership Limit Provision (as defined in the accompanying Prospectus) or the 9.8% ownership limitation on all outstanding SCI shares of beneficial interest. In addition, the number of shares subject to such a redemption would be limited to that number of concentrated shares sufficient in the opinion of the Board of Trustees of SCI to maintain or bring the ownership of shares into conformity with the Preferred Shares Ownership Limit Provision or the 9.8% ownership limitation set forth above. See "Description of Preferred Shares--Restrictions on Ownership" and "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus.

VOTING RIGHTS

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series D Preferred Shares will have no voting rights.

  If six quarterly distributions (whether or not consecutive) payable on the Series D Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board of Trustees of SCI will be increased by two, and the holders of Series D Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, including the outstanding Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional Trustees to serve on SCI's Board of Trustees at any annual meeting of shareholders or a properly called special meeting of the holders of Series D Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such distributions and distributions for the current quarterly period on the Series D Preferred Shares and such other Voting Preferred Shares have been paid or declared and paid or set aside for payment. The term of office of all Trustees so elected will terminate with the termination of such voting rights. For so long as Security Capital and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Series D Preferred Shares and such other Voting Preferred Shares, Security Capital and certain of its affiliates shall vote their Series D Preferred Shares and Voting Preferred Shares, if any, in the same respective percentages as the Series D Preferred Shares and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Series D Preferred Shares and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Amended and

Restated Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Series D Preferred Shares or the Voting Preferred Shares, (ii) enter into a share exchange that affects the Series D Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into SCI, unless in each such case each Series D Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series D Preferred Share (except for changes that do not materially and adversely affect the holders of the Series D Preferred Shares) or (iii) authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to the Series D Preferred Shares as to distributions or in the distribution of assets. However, SCI may create additional classes of Parity Shares and shares ranking junior to the Series D Preferred Shares as to distributions or in the distribution of assets ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series D Preferred Shares.

  Except as required by law, the holders of Series D Preferred Shares are not entitled to vote on any merger or consolidation involving SCI or a sale of all or substantially all of the assets of SCI.

CONVERSION

  The Series D Preferred Shares are not convertible into or exchangeable for any other property or securities of SCI.

RESTRICTIONS ON OWNERSHIP

  For information regarding restrictions on ownership of the Series D Preferred Shares, see "Description of Preferred Shares--Restrictions on Ownership" and "Description of Common Shares--Restriction on Size of Holdings" in the accompanying Prospectus.

SERIES A PREFERRED SHARES, SERIES B PREFERRED SHARES AND SERIES C PREFERRED
SHARES

  For a description of the Series A Preferred Shares, the Series B Preferred Shares and Series C Preferred Shares, which rank pari passu with the Series D Preferred Shares, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain federal income tax matters of general application pertaining to the holding and disposing of Series D Preferred Shares under the Code. This discussion is general in nature and is not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. SCI has not requested and will not request a ruling from the Internal Revenue Service (the "Service") with respect to any of the federal income tax issues discussed below.

  This Prospectus Supplement does not address the taxation of SCI or the impact on SCI of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under "Federal Income Tax Considerations--Taxation of SCI." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Series D Preferred Shares.

  Dividends and Other Distributions. For a discussion regarding the taxation of dividends and other distributions, see "Federal Income Tax Considerations-- Taxation of SCI's Shareholders" in the accompanying Prospectus.

  Backup Withholding. For a discussion of backup withholding, see "Federal Income Tax Considerations--Backup Withholding" in the accompanying Prospectus.

  Sale or Exchange of Series D Preferred Shares. For a discussion regarding taxation of sales or exchanges of Series D Preferred Shares, see "Federal Income Tax Considerations--Taxation of SCI's Shareholders" in the accompanying Prospectus.

  Redemption of Series D Preferred Shares. The treatment to be accorded to any redemption by SCI (as distinguished from a sale, exchange or other disposition) of Series D Preferred Shares can only be determined on the basis of particular facts as to each holder of Series D Preferred Shares at the time of redemption. In general a holder of Series D Preferred Shares will recognize capital gain or loss measured by the difference between the amount realized by the holder upon the redemption and such holder's adjusted tax basis in the Series D Preferred Shares redeemed (provided the Series D Preferred Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's share interest in all classes of shares of SCI under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder's interest in SCI under Section 302(b)(2) of the Code (which generally will not be the case if only Series D Preferred Shares are redeemed, since they generally do not have voting rights) or (iii) is "not essentially equivalent to a dividend" with respect to the holder of Series D Preferred Shares under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series D Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

  A "substantially disproportionate" reduction in the interest of a holder of Series D Preferred Shares will have occurred if, as a result of the redemption, (1) such holder's ownership of all of the outstanding voting stock of SCI is reduced immediately after the redemption to less than 80 percent of the holder's percentage interest in such stock immediately before the redemption; (2) the holder's percentage ownership of the Common Shares after and before the redemption meets the same 80 percent requirement, and (3) the holder owns, immediately after the redemption, less than 50 percent of the total combined voting power of all classes of stock entitled to vote. Based upon current law, it is possible that a redemption of Series D Preferred Shares from a holder of Series D Preferred Shares would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances. The application of these tests to a redemption of Series D Preferred Shares is unclear, and a holder of Series D Preferred Shares intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

  If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series D Preferred Shares will be treated as a distribution on the Series D Preferred Shares as described under "Federal Income Tax Considerations--Taxation of the SCI's Shareholders" in the accompanying Prospectus. If the redemption is taxed as a dividend, the holder's adjusted tax basis in the Series D Preferred Shares will be transferred to any other shares of SCI held by such holder. If, however, the holder of the Series D Preferred Shares holds no other shares of SCI, such basis could be transferred to a related person or it may be lost.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the purchase agreement (the "Purchase Agreement"), SCI has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated and Salomon Brothers Inc., (the "Underwriters"), and the Underwriters have agreed to purchase, all of the Series D Preferred Shares offered hereby. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will be obligated to purchase all of the Series D Preferred Shares if any are purchased.

  The Underwriters have advised SCI that they propose initially to offer the Series D Preferred Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at
such price less a concession not in excess of $.   per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $.   per
share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  SCI has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 900,000 additional Series D Preferred Shares at the price to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount. If the Underwriters exercise this option, the Underwriters will have a firm commitment, subject to certain conditions, to purchase the number of Series D Preferred Shares covered by the option exercised by the Underwriters.

  SCI and certain of its officers and Trustees have agreed not to offer, sell, contract to sell or otherwise dispose of any Series D Preferred Shares or securities which are substantially similar to the Series D Preferred Shares for 90 days after the last date of delivery of Series D Preferred Shares to the Underwriters without the prior written consent of the Underwriters. Security Capital has agreed that it will not offer, sell, contract to sell or otherwise dispose of any Series D Preferred Shares owned or to be acquired by it or any securities which are substantially similar to the Series D Preferred Shares for 90 days after the last date of delivery of Series D Preferred Shares to the Underwriters without the prior written consent of the Underwriters.

  Application has been made to list the Series D Preferred Shares on the NYSE. If such application is approved, trading in the Series D Preferred Shares is expected to commence within a 30-day period after the initial delivery of the Series D Preferred Shares.

  In order to facilitate the offering of the Series D Preferred Shares, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Series D Preferred Shares. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Series D Preferred Shares for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series D Preferred Shares, the Underwriters may bid for, and purchase, Series D Preferred Shares in the open market. Finally, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the Series D Preferred Shares in the offering, if the Underwriters repurchase previously distributed Series D Preferred Shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series D Preferred Shares above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  In the Purchase Agreement, SCI has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                              VALIDITY OF SHARES

  The validity of the issuance of the Series D Preferred Shares offered pursuant to this Prospectus Supplement will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois, and for the Underwriters by Brown & Wood LLP, New York, New York.

PROSPECTUS

                                     LOGO
                  [LOGO OF SECURITY CAPITAL INDUSTRIAL TRUST APPEARS HERE]

       $600,000,000 DEBT SECURITIES, PREFERRED SHARES AND COMMON SHARES*

                               ----------------

  Security Capital Industrial Trust ("SCI") may from time to time offer in one or more series its (i) unsecured senior debt securities (the "Debt Securities"), (ii) Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Preferred Shares"), and (iii) Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares"). The Debt Securities, Preferred Shares and Common Shares (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of SCI or repayment at the option of the Holder, terms for sinking fund payments, and any initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iii) in the case of Common Shares, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of SCI as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

  The Offered Securities may be offered directly by SCI, through agents designated from time to time by SCI, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                               ----------------

*Pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act"), this Prospectus also relates to an additional $167,707,626 of the Offered Securities which were registered under a previous registration statement.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

     THE ATTORNEY GENERAL OF THE  STATE OF NEW YORK  HAS NOT PASSED ON  OR
          ENDORSED THE MERITS  OF THIS  OFFERING. ANY  REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.

                               ----------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 21, 1997

                             AVAILABLE INFORMATION

  SCI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. SCI's outstanding Common Shares, Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares") and Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares") are listed on the New York Stock Exchange (the "NYSE") under the symbols "SCN", "SCN-PRA" and "SCN-PRB", respectively, and all such reports, proxy statements and other information filed by SCI with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by SCI with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                          INCORPORATION BY REFERENCE

    There are incorporated herein by reference the following documents heretofore filed by SCI with the Commission (File No. 1-12846):

    (a) SCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) SCI's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (c) SCI's Current Reports on Form 8-K filed January 27, January 30, March 26, July 11, September 9, 1997 and November 13, 1997;

    (d) The description of the Series A Preferred Shares contained under the caption "Description of Series A Preferred Shares" in SCI's prospectus supplement dated June 16, 1995 to the prospectus dated April 27, 1995 forming a part of SCI's registration statement on Form S-3 (File No. 33-90940) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (e) The description of the Series B Preferred Shares contained under the caption "Description of Series B Preferred Shares" in SCI's prospectus supplement dated February 14, 1996 to the prospectus dated December 28, 1995 forming a part of SCI's registration statement on Form S-3 (File No. 33-99548) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (f) The description of the Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series C Preferred Shares") contained under the caption "Description of Series C Preferred Shares" in SCI's prospectus supplement dated November 7, 1996 to the prospectus dated October 31, 1996 forming a part of SCI's registration statement on Form S-3 (File No. 333-13909) filed with the Commission pursuant to Rule 424(b) under the Securities Act and the related description contained under the caption "Description of Preferred Shares" in such prospectus;

    (g) The description of the Common Shares contained in SCI's registration statement on Form 8-A; and

    (h) The description of SCI's preferred share purchase rights contained in SCI's registration statement on Form 8-A.

  All documents subsequently filed by SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Offered Securities, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  SCI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to Secretary, Security Capital Industrial Trust, 14100 East 35th Place, Aurora, Colorado 80011, telephone number: (303) 375-9292.

                       SECURITY CAPITAL INDUSTRIAL TRUST

  SCI is the largest publicly held, U.S.-based global owner and operator of distribution properties based on equity market capitalization. SCI is an international operating company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the SCI International Operating System(TM). SCI distinguishes itself from its competition by being the only entity that combines all of the following:

  1. An international operating strategy dedicated to providing services to the 1,000 largest users of distribution facilities worldwide;

  2. An organizational structure and service delivery system built around the customer--SCI believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence;

  3. A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for SCI's low finish distribution space product; and

  4. Over 270 professionals in 35 offices in the U.S., Mexico and Europe which SCI believes comprise the deepest and most experienced management team in industrial real estate.

  The cornerstone of SCI's operating strategy is the SCI International Operating System(TM) comprised of the Market Services Group, the Global Services Group and the Global Development Group that utilize SCI's national and international network of distribution space to provide an exceptional level of customer service, including development on an international, national, regional and local basis.

  SCI engages in the acquisition, development, marketing, operation and long-term ownership of distribution facilities, and the development of master-planned distribution parks and corporate distribution facilities designed to meet its customers' needs. SCI is a fully integrated operating company with expertise in: (i) market research; (ii) building and land acquisition and due diligence; (iii) master-planned distribution park design and building construction; (iv) marketing, leasing and property management; and (v) capital markets and financial operations.

  SCI deploys capital in markets with excellent long-term growth prospects and in markets where SCI can achieve a strong market position through the acquisition and development of generic, flexible facilities for both warehousing and light manufacturing uses. SCI expanded its operations into Mexico and Europe in the first half of 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirement globally. With six target market cities identified in Mexico and 15 identified in Europe, SCI believes that there are significant growth opportunities internationally. SCI is building a deep organization in both Mexico and Europe similar to its U.S. organization as part of the SCI International Operating System(TM).

  SCI's executive offices are located at 14100 East 35th Place, Aurora, Colorado 80011 and its telephone number is (303) 375-9292. SCI's predecessor was formed in June 1991 as a Delaware corporation, and SCI was re-formed as a Maryland real estate investment trust in January 1993.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional distribution properties as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to properties and for general corporate purposes.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

  For the purpose of computing these ratios, (a) "earnings" consist of earnings from operations plus fixed charges other than capitalized interest and (b) "fixed charges" consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

                                                                  NINE MONTHS
                                                                     ENDED
                                        YEAR ENDED DECEMBER 31,  SEPTEMBER 30,
                                        ------------------------ -------------
                                        1992 1993 1994 1995 1996  1996    1997
                                        ---- ---- ---- ---- ---- ------  ------
Ratio of earnings to combined fixed
 charges
 and Preferred Share dividends......... (a)  11.3 3.3  1.7  1.5     1.4     (b)

--------
(a) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1992 by $311,000.
(b) Due to a one-time expense of $75.4 million incurred upon acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred share dividends for the nine months ended September 30, 1997 by $35.0 million.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities are to be issued under an Indenture, dated as of March 1, 1995 (the "Indenture"), between SCI and State Street Bank and Trust Company (the "Trustee"). The Indenture has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 225 Franklin Street, Boston, Massachusetts 02110 or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured and unsubordinated obligations of SCI and will rank equally with all other unsecured and unsubordinated indebtedness of SCI from time to time outstanding. The Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees (the "Board") of SCI or as established in one or more indentures supplemental to the

Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

    (1) the title of such series of Debt Securities;

    (2) the aggregate principal amount of such series of Debt Securities and any limit on such principal amount;

    (3) the percentage of the principal amount at which the Debt Securities of such series will be issued and, if other than the full principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or the method by which any such portion shall be determined;

    (4) the date or dates, or the method by which such date or dates will be determined, on which the principal of the Debt Securities of such series will be payable and the amount of principal payable thereon;

    (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Debt Securities of such series will bear interest, if any;

    (6) the date or dates, or the method by which such date or dates will be determined, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom, and the manner in which, such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year comprised of twelve 30-day months;

    (7) the place or places where the principal of (and premium or Make-Whole Amount (as defined), if any) and interest and Additional Amounts, if any, on the Debt Securities of such series will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon SCI in respect of such Debt Securities and the Indenture may be served;

    (8) the period or periods within which, the price or prices (including the premium or Make-Whole Amount, if any) at which, the currency or currencies in which, and the other terms and conditions upon which the Debt Securities of such series may be redeemed, as a whole or in part, at the option of SCI, if SCI is to have such an option;

    (9) the obligation, if any, of SCI to redeem, repay or purchase the Debt Securities of such series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities shall be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) if other than United States dollars, the currency or currencies in which the Debt Securities of such series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on the Debt Securities of such series may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on the Debt Securities of such series are to be payable, at the election of SCI or a Holder, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies in which such Debt Securities are to be so payable;

    (13) any deletions from, modifications of or additions to the terms of such series of Debt Securities with respect to the Events of Default or covenants set forth in the Indenture;

    (14) whether the Debt Securities of such series will be issued in certificated or book-entry form;

    (15) whether the Debt Securities of such series will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

    (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture to such series of Debt Securities and any provisions in modification thereof, in addition thereto or in lieu thereof;

    (17) if the Debt Securities of such series are to be issued upon the exercise of debt warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (18) whether and under what circumstances SCI will pay Additional Amounts as contemplated in the Indenture on the Debt Securities of such series in respect of any tax, assessment or governmental charge and, if so, whether SCI will have the option to redeem such Debt Securities rather than pay such Additional Amounts; and

    (19) any other terms of such series of Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as set forth below under "--Certain Covenants--Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of SCI to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving SCI or in the event of a change of control. However, SCI's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares, with certain exceptions (including an exception in the case of Security Capital Group Incorporated "SCG"). See "Description of Common Shares--Restriction on Size of Holdings." Additionally, the Articles Supplementary relating to the Series A Preferred Shares and Series B Preferred Shares restrict beneficial ownership of the Series A Preferred Shares or the Series B Preferred Shares by a person, or persons acting as a group, to 25% of the Series A Preferred Shares or the Series B Preferred Shares, with limited exceptions. Similarly, the Articles Supplementary for each other series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares. See "Description of Preferred Shares--Restrictions on Ownership." These restrictions are designed to preserve SCI's status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of SCI that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

PRINCIPAL AND INTEREST

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 225 Franklin Street, Boston, Massachusetts 02110; provided that, at the option of SCI, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person to an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

  If any Interest Payment Date, Principal Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Principal Payment Date or the Maturity Date, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to any Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

MERGER, CONSOLIDATION OR SALE

  SCI may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either SCI shall be the continuing entity, or the successor entity (if other than SCI) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is a Person organized and existing under the laws of the United States or any State thereof and shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including Additional Amounts, if any) on all of the Debt Securities outstanding and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;
(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of SCI or any Subsidiary as a result thereof as having been incurred by SCI or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

  Limitations on Incurrence of Debt. SCI will not, and will not permit any Subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (without duplication) (i) SCI's Total Assets (as defined below) as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section 1004).

  In addition to the foregoing limitation on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of SCI or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of SCI and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of SCI or any Subsidiary is greater than 40% of the sum of (i) SCI's Total Assets as of the end of the calendar quarter covered in SCI's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by SCI or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, no Subsidiary may incur any unsecured Debt other than intercompany Debt subordinate to the Debt Securities; provided, however, that SCI or a Subsidiary may acquire an entity that becomes a Subsidiary that has unsecured Debt if the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) was not intended to evade the foregoing restrictions and the incurrence of such Debt (including any guarantees of such Debt assumed by SCI or any Subsidiary) would otherwise be permitted under the Indenture (Section 1004).

  SCI and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of SCI and its Subsidiaries on a consolidated basis (Section
1004).

  In addition to the foregoing limitations on the incurrence of Debt, SCI will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by SCI and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by SCI and its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by SCI or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

  Existence. Except as permitted under "--Merger, Consolidation or Sale," SCI will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that SCI shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1005).

  Maintenance of Properties. SCI will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of SCI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that SCI and its Subsidiaries shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1006).

  Insurance. SCI will, and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

  Payment of Taxes and Other Claims. SCI will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of SCI or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of SCI or any Subsidiary; provided, however, that SCI shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

  Provision of Financial Information. Whether or not SCI is subject to Section 13 or 15(d) of the Exchange Act, SCI will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if SCI were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which SCI would have been required so to file such documents if SCI were so subject. SCI will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which SCI would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if SCI were subject to such Sections and (y) if filing such documents by SCI with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009).

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any installment of interest or Additional Amounts payable on any Debt Security of such series which continues for 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of SCI contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of SCI or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against SCI or any of its Subsidiaries in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; (g) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of SCI or any Significant Subsidiary or for all or substantially all of either of its property; and (h) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of SCI.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case, unless the principal of all of the Outstanding Debt Securities of such series shall already have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal (or, if the Debt Securities of such series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all of the Debt Securities of such series to be due and payable immediately by written notice thereof to SCI (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) SCI shall have deposited with the Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof and the Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section
502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any), interest on, and Additional Amounts payable with respect to, such Debt Securities at the respective due dates thereof (Section 508).

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section
512).

  Within 120 days after the close of each fiscal year, SCI must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture may be made with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the Stated Maturity of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of (and premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities have the right to waive compliance by SCI with certain covenants in the Indenture (Section 1012).

  Modifications and amendments of the Indenture may be made by SCI and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to SCI as obligor under the Indenture; (ii) to add to the covenants of SCI for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon SCI in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series and any related coupons; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture or to make any other changes, provided that in each case, such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; (x) to close the Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, the Indenture under the TIA; or (xi) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of the Indenture; and (iv) Debt Securities owned by SCI or any other obligor upon the Debt Securities or any Affiliate of SCI or of such other obligor shall be disregarded (Section 101).

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by SCI or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of such series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).

  Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture to be given or taken by a specified percentage in principal amount of the Holders of any or all series of Debt Securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such specified percentage of Holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the Indenture, such action shall become effective when such instrument or instruments are delivered to the Trustee. Proof of execution of any instrument or of a writing appointing any such agent shall be sufficient for any purpose of the Indenture and (subject to Article Six of the Indenture) conclusive in favor of the Trustee and SCI, if made in the manner specified above (Section
1507).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  SCI may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, SCI may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1009, inclusive, of the Indenture (being the restrictions described under "--Certain Covenants") and, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by SCI with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404).

  Such a trust may only be established if, among other things, SCI has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such

Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

  Unless otherwise provided in the applicable Prospectus Supplement, if after SCI has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency (other than the ECU or other currency unit) both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars (Section 101).

  In the event SCI effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable plus Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, SCI would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REGISTRATION AND TRANSFER

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but SCI may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). SCI may at any time designate a transfer agent (in addition to the Trustee) with respect to any series of Debt Securities. If SCI has designated such a transfer agent or transfer agents, SCI may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that SCI will be required to maintain a transfer agent in each Place of Payment for such series (Section 1002).

  Neither SCI nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

BOOK-ENTRY PROCEDURES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, are expected to be deposited with The Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

  The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, SCI anticipates that the following provisions will apply to depository arrangements.

  Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by SCI if such Debt Securities are offered and sold directly by SCI. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

  So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

  Payments of principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of SCI, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  SCI expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium, Make-Whole Amount or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. SCI also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

  If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by SCI within 90 days, SCI will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, SCI may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by SCI, of $1,000 and integral multiples thereof.

CERTAIN DEFINITIONS

  "Acquired Debt" means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

  "Annual Service Charge" as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, Debt of SCI and its Subsidiaries and the amount of dividends which are payable in respect of any Disqualified Stock.

  "Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

  "Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of SCI and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (a) interest on Debt of SCI and its Subsidiaries, (b) provision for taxes of SCI and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties and property depreciation and amortization, (e) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (f) amortization of deferred charges.

  "Debt" of SCI or any Subsidiary means any indebtedness of SCI or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of SCI or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by SCI or any Subsidiary as lessee which is reflected on SCI's Consolidated Balance Sheet as a capitalized lease in accordance with generally accepted accounting principles, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on SCI's Consolidated Balance Sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by SCI or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than SCI or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by SCI or any Subsidiary whenever SCI or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the series of Debt Securities.

  "Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, net, as reflected in the financial statements of SCI and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Encumbrance" means any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by SCI or any Subsidiary securing indebtedness for borrowed money, other than a Permitted Encumbrance.

  "Permitted Encumbrances" means leases, Encumbrances securing taxes, assessments and similar charges, mechanics liens and other similar Encumbrances.

  "Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership or any other entity other than a corporation, the outstanding equity interest of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

  "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of SCI and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

  "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with generally accepted accounting principles) of all other assets (other than accounts receivable and intangibles) of SCI and its Subsidiaries not subject to an Encumbrance.

  "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of SCI and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

  "Unsecured Debt" means Debt of the types described in clauses (i), (iii) and
(iv) of the definition thereof which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the properties of SCI or any Subsidiary.

NO PERSONAL LIABILITY

  No past, present or future trustee, officer, employee or shareholder, as such, of SCI or any successor thereof shall have any liability for any obligations of SCI under the Debt Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities (Section 111).

TRUSTEE

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Sections 101 and 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

                        DESCRIPTION OF PREFERRED SHARES

GENERAL

  Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board is authorized to issue, from the authorized but unissued shares of beneficial interest of SCI, Preferred Shares in series and to establish from time to time the number of Preferred Shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series, and such other subjects or matters as may be fixed by resolution of the Board or duly authorized committee thereof. At November 14, 1997, 5,400,000 Series A Preferred Shares were issued and outstanding and held of record by approximately 315 shareholders, 8,050,000 Series B Preferred Shares were issued and outstanding and held of record by approximately 35 shareholders and 2,000,000 Series C Preferred Shares were issued and outstanding and held of record by one shareholder.

  Reference is made to the Prospectus Supplement relating to the series of Preferred Shares offered thereby for the specific terms thereof, including:

    (1) The title and stated value of such series of Preferred Shares;

    (2) The number of shares of such series of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to Preferred Shares of such series;

    (4) The date from which dividends on Preferred Shares of such series shall cumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for Preferred Shares of such series;

    (6) The provision for a sinking fund, if any, for Preferred Shares of such series;

    (7) The provision for redemption, if applicable, of Preferred Shares of such series;

    (8) Any listing of such series of Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which Preferred Shares of such series will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

    (10) Whether interests in Preferred Shares of such series will be represented by global securities;

    (11) Any other specific terms, preferences, rights, limitations or restrictions of such series of Preferred Shares;

    (12) A discussion of federal income tax considerations applicable to Preferred Shares of such series;

    (13) The relative ranking and preferences of Preferred Shares of such series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI;

    (14) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI; and

    (15) Any limitations on direct or beneficial ownership and restrictions on transfer of Preferred Shares of such series, in each case as may be appropriate to preserve the status of SCI as a REIT.

RANK

  Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares of each series will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of SCI, rank
(i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such series of Preferred Shares; (ii) on a parity with all equity securities issued by SCI the terms of which specifically provide that such equity securities rank on a parity with Preferred Shares of such series; and (iii) junior to all equity securities issued by SCI the terms of which specifically provide that such equity securities rank senior to Preferred Shares of such series.

DIVIDENDS

  Holders of Preferred Shares of each series shall be entitled to receive, when, as and if declared by the Board, out of assets of SCI legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of SCI on such record dates as shall be fixed by the Board.

  Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and SCI will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Shares of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Shares of SCI of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred

Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient of the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other capital shares ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Shares or any other capital shares of SCI ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such series) by SCI (except by conversion into or exchange for other capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Shares of a series will be subject to mandatory redemption or redemption at the option of SCI, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares of such series that shall be redeemed by SCI in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such series of Preferred Shares does not have a cumulative dividend, include any cumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of capital shares of SCI, the terms of such series of Preferred Shares may provide that, if no such capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, Preferred Shares of such series shall automatically and mandatorily be converted into shares of the applicable capital shares of SCI pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of any series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all Preferred Shares of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, SCI shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for capital shares of SCI ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

  If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by SCI and such shares may be redeemed pro rata from the holders of record of Preferred Shares of such series in proportion to the number of Preferred Shares of such series held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by SCI.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the share transfer books of SCI. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Preferred Shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such Preferred Shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by SCI in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of SCI, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of SCI ranking junior to such series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of SCI, the holders of each series of Preferred Shares shall be entitled to receive out of assets of SCI legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any cumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares of such series will have no right or claim to any of the remaining assets of SCI. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of SCI are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares of such series and the corresponding amounts payable on all shares of other classes or series of capital shares of SCI ranking on a parity with Preferred Shares of such series in the distribution of assets, then the holders of Preferred Shares of such series and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Shares of such series, the remaining assets of SCI shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Shares of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of SCI with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of SCI, shall not be deemed to constitute a liquidation, dissolution or winding up of SCI.

VOTING RIGHTS

  Holders of the Preferred Shares of each series will not have any voting rights, except as set forth below or in the applicable Prospectus Supplement or as otherwise required by applicable law. The following is a summary of the voting rights that, unless provided otherwise in the applicable Prospectus Supplement, will apply to each series of Preferred Shares (as in the case of the Series A Preferred Shares).

  If six quarterly dividends (whether or not consecutive) payable on the Preferred Shares of such series or any other series of Preferred Shares ranking on a parity with such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Parity Shares") are in arrears, whether or not earned or declared, the number of Trustees then constituting the Board will be increased by two, and the holders of Preferred Shares of such series, voting together as a class with the holders of any other series of Parity Shares (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional trustees to serve on the Board at any annual meeting of shareholders or a properly called special meeting of the holders of Preferred Shares of such series and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Preferred Shares of such series and such other Voting Preferred Shares have been paid or declared and set aside for payment. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights. For so long as SCG and certain of its affiliates beneficially own in excess of 10% of the outstanding Common Shares, in any such vote by holders of Preferred Shares of such series, SCG and certain of its affiliates shall vote their Preferred Shares of such series, if any, in the same respective percentages as the Preferred Shares of such series and Voting Preferred Shares that are not held by such persons.

  The approval of two-thirds of the outstanding Preferred Shares of such series and all other series of Voting Preferred Shares similarly affected, voting as a single class, is required in order to (i) amend the Declaration of Trust to affect materially and adversely the rights, preferences or voting power of the holders of the Preferred Shares of such series or the Voting Preferred Shares; (ii) enter into a share exchange that affects the Preferred Shares of such series, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into SCI, unless in each such case each Preferred Share of such series remains outstanding without a material and adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Preferred Share of such series (except for changes that do not materially and adversely affect the holders of the Preferred Shares of such series); or (iii) authorize, reclassify, create, or increase the authorized amount of any class of shares having rights senior to the Preferred Shares of such series with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, SCI may create additional classes of Parity Shares and other series of Preferred Shares ranking junior to such series of Preferred Shares with respect in each case to the payment of dividends, amounts upon liquidation, dissolution and winding up ("Junior Shares"), increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Preferred Shares of such series.

  Except as provided above and as required by law, the holders of Preferred Shares of each series will not be entitled to vote on any merger or consolidation involving SCI or a sale of all or substantially all of the assets of SCI.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which Preferred Shares of any series are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares of such series are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares of such series or SCI, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Shares of such series.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Shares--Restriction on Size of Holdings," for SCI to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the Articles Supplementary for each series of Preferred Shares will contain certain provisions restricting the ownership and transfer of the Preferred Shares (the "Preferred Shares Ownership Limit Provision"). Except as otherwise described in the applicable Prospectus Supplement relating thereto, the provisions of each Articles Supplementary relating to the Preferred Shares Ownership Limit will provide (as in the case of the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares) as summarized below.

  The Preferred Shares Ownership Limit Provision will provide that, subject to certain exceptions contained in such Articles Supplementary, no person, or persons acting as a group, may beneficially own more than 25% of any series of Preferred Shares outstanding at any time, except as a result of SCI's redemption of Preferred Shares. Shares acquired in excess of the Preferred Shares Ownership Limit Provision must be redeemed by SCI at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. Such redemption is not applicable if a person's ownership exceeds the limitations due solely to SCI's redemption of Preferred Shares; provided that thereafter any additional Preferred Shares acquired by such person shall be Excess Shares (as hereinafter defined). See "Description of Common Shares--Restriction on Size of Holdings." From and after the date of notice of such redemption, the holder of the Preferred Shares thus redeemed shall cease to be entitled to any distribution (other than distributions declared prior to the date of notice of redemption), voting rights and other benefits with respect to such shares except the right to receive payment of the redemption price determined as described above. The Preferred Shares Ownership Limit Provision may not be waived with respect to certain affiliates of SCI.

  All certificates representing shares of Preferred Shares will bear a legend referring to the restrictions described above.

                         DESCRIPTION OF COMMON SHARES

GENERAL

  The Declaration of Trust authorizes SCI to issue up to 180,000,000 Shares of Beneficial Interest, par value $0.01 per share, consisting of Common Shares, Preferred Shares and such other types or classes of shares of beneficial interest as the Board may create and authorize from time to time. At November 14, 1997, approximately 108,773,707 Common Shares were issued and outstanding and held of record by approximately 1,210 shareholders.

  The following description sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement which provides for Common Shares issuable pursuant to subscription offerings or rights offerings or upon conversion of Preferred Shares which are offered pursuant to such Prospectus Supplement and convertible into Common Shares for no additional consideration. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and SCI's Bylaws.

  The outstanding Common Shares are fully paid and, except as set forth below under "--Shareholder Liability," non-assessable. Each Common Share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of Trustees. Holders of Common Shares do not have the right to cumulate their votes in the election of Trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trustees then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of SCI. In the event of a liquidation, dissolution or winding up of the affairs of SCI, the holders of the Common Shares are entitled to share ratably in the assets of SCI remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, and subject to the rights of holders of other series of Preferred Shares, if any. The right of holders of the Common Shares are subject to the rights and preferences established by the Board for the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares and any other series of Preferred Shares which may subsequently be issued by SCI. See "Description of Preferred Shares."

PURCHASE RIGHTS

  On December 7, 1993, the Board declared a dividend of one preferred share purchase right (a "Purchase Right") for each Common Share outstanding, payable to holders of Common Shares of record at the close of business on December 31, 1993. The holders of any additional Common Shares issued after such date and before the redemption or expiration of the Purchase Rights are also entitled to receive one Purchase Right for each such additional Common Share. Each Purchase Right entitles the holder under certain circumstances to purchase from SCI one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $0.01 per share (the "Participating Preferred Shares") at a price of $40.00 per one one-hundredth of a Participating Preferred Share, subject to adjustment. Purchase Rights are exercisable when a person or group of persons (other than SCG) acquires 20% or more of the outstanding Common Shares or announces a tender offer or exchange offer for 25% or more of the outstanding Common Shares. Under certain circumstances, each Purchase Right entitles the holder to purchase, at the Purchase Right's then current exercise price, a number of Common Shares having a market value of twice the Purchase Right's exercise price. The acquisition of SCI pursuant to certain mergers or other business transactions would entitle each holder to purchase, at the Purchase Right's then current exercise price, a number of the acquiring company's common shares having a market value at that time equal to twice the Purchase Right's exercise price. The Purchase Rights held by certain 20% shareholders (other than SCG) would not be exercisable. The Purchase Rights will expire on December 7, 2003 and are subject to redemption in whole, but not in part, at a price of $0.01 per Purchase Right payable in cash, shares of SCI or any other form of consideration determined by the Board.

TRANSFER AGENT

  The transfer agent and registrar for the Common Shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The Common Shares are listed on the NYSE under the symbol "SCN."

RESTRICTION ON SIZE OF HOLDINGS

  The Declaration of Trust restricts beneficial ownership of SCI's outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the restriction are to assist in protecting and preserving SCI's REIT status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For SCI to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned by five or fewer individuals at any time during the last half of any taxable year. The restriction permits five persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the Board in protecting and preserving SCI's REIT status for tax purposes. This restriction does not apply to SCG, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons in excess of 9.8% (other than SCG and 30% in the case of certain shareholders who acquired shares prior to SCI's initial public offering) of the outstanding shares of beneficial interest ("Excess Shares") are subject to redemption by SCI, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. SCI may make payment of the redemption price at any time or times up to the earlier of five years after the redemption date or liquidation of SCI. SCI may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of Excess Shares. Shareholders of SCI are required to disclose, upon demand of the Board, such information with respect to their direct and indirect ownership of shares of SCI as the Board deems necessary to comply with the provisions of the Code pertaining to qualification, for tax purposes, of REITs, or to comply with the requirements of any other appropriate taxing authority.

  The 9.8% restriction does not apply to acquisitions by an underwriter in a public offering and sale of shares of beneficial interest of SCI or to any transaction involving the issuance of shares of beneficial interest in which a majority of the Board determines that the eligibility of SCI to qualify as a REIT for federal income tax purposes will not be jeopardized or the disqualification of SCI as a REIT is advantageous to the shareholders. SCG's ownership of shares is attributed for tax purposes to its shareholders. The Board has exempted SCG from this restriction and has permitted certain other shareholders who acquired shares prior to SCI's initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

TRUSTEE LIABILITY

  The Declaration of Trust provides that Trustees shall not be individually liable for any obligation or liability incurred by or on behalf of SCI or by Trustees for the benefit and on behalf of SCI. Under the Declaration of Trust and Maryland law governing REITs, Trustees are not liable to SCI or the shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance or gross negligence in the conduct of his duties.

SHAREHOLDER LIABILITY

  Both Maryland statutory law governing REITs organized under the laws of that state and the Declaration of Trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of SCI or the Board. The Declaration of Trust further provides that SCI shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of his being or having been a shareholder and that SCI shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives SCI prompt notice of any such claim or liability and permits SCI to conduct the defense thereof. In addition, SCI is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders assume no personal liability for obligations entered into on behalf of SCI. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by SCI. Inasmuch as SCI carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which SCI's assets plus its insurance coverage would be insufficient to satisfy the claims against SCI and its shareholders.

                       FEDERAL INCOME TAX CONSIDERATIONS

  SCI intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to SCI and its shareholders of the treatment of SCI as a REIT. Since these provisions are highly technical and complex, each prospective purchaser of the Offered Securities is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the Offered Securities.

  Based upon certain representations of SCI with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to SCI, SCI has been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1993, and its proposed method of operation described in this Prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

  This opinion is based on certain assumptions relating to the organization and operation of SCI Limited Partnership--I, SCI Limited Partnership--II, SCI Limited Partnership--III and SCI Limited Partnership--IV (the "Partnerships") and of any other partnerships in which SCI will hold an interest, and is conditioned upon certain representations made by SCI as to certain factual matters relating to SCI's organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date hereof. SCI's qualification and taxation as a REIT will depend upon SCI's ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that SCI will satisfy such tests on a continuing basis.

  In brief, if certain detailed conditions imposed by the REIT provisions of the Code are met, entities, such as SCI, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporations.

  If SCI fails to qualify as a REIT in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, SCI could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  SCI elected REIT status effective beginning with its taxable year ended December 31, 1993 and the Board believes that SCI has operated and currently intends that SCI will operate in a manner that permits it to qualify as a REIT in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on SCI continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on SCI's operating results.

  The following summary is based on the Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

TAXATION OF SCI

 General

  In any year in which SCI qualifies as a REIT, in general it will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. SCI may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

  Notwithstanding its qualification as a REIT, SCI may also be subject to taxation in certain other circumstances. If SCI should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which SCI fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect SCI's profitability. SCI will also be subject to a tax of 100% on net income from any "prohibited transaction", as described below, and if SCI has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if SCI should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, SCI would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if SCI made this designation, the shareholders of SCI would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by SCI and SCI would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of SCI would be deemed to have paid such shareholder's share of the tax paid by SCI on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his SCI stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by SCI. SCI may also be subject to the corporate "alternative minimum tax", as well as tax in certain situations and on certain transactions not presently contemplated. SCI will use the calendar year both for federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, SCI must meet, among others, the following requirements:

 Share Ownership Test

  SCI's shares of stock must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of SCI may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the 1997 Act, for taxable years beginning after August 5, 1997, if SCI complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then SCI will be treated as meeting such requirement.

  In order to ensure compliance with the 50% test SCI has placed certain restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under United States Treasury Department ("Treasury") regulations, SCI must maintain records which disclose the actual ownership of its outstanding shares of stock. In fulfilling its obligations to maintain records, SCI must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of SCI's records. A shareholder failing or refusing to comply with SCI's written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of SCI's stock and certain other information. In addition, SCI's Charter provides restrictions regarding the transfer of shares of its stock that are intended to assist SCI in continuing to satisfy the share ownership requirements. See "Description of Common Shares--Restriction on Size of Holdings". SCI intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a REIT will not be compromised.

 ASSET TESTS

  At the close of each quarter of SCI's taxable year, SCI must satisfy certain tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of SCI's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of SCI's assets generally may be invested without restriction, securities in this class may not exceed either (i) in the case of securities of any non-government issuer, 5% of the value of SCI's total assets or (ii) 10% of the outstanding voting securities of any one issuer.

 GROSS INCOME TESTS

  There are currently three separate percentage tests relating to the sources of SCI's gross income which must be satisfied for each taxable year. For purposes of these tests, where SCI invests in a partnership, SCI will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of SCI as it has in the hands of the partnership. The three tests are as follows:

  1. The 75% Test. At least 75% of SCI's gross income for the taxable year must be "qualifying income". Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of SCI's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

  Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if SCI, or an owner of 10% or more of SCI, directly or constructively owns 10% or more of such resident. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, SCI generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom SCI derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by SCI are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience". For taxable years beginning after August 5, 1997, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

  2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of SCI's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (other than on REIT shares) and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test.

  For purposes of determining whether SCI complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property) unless such property is held by SCI for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of SCI--General".

  Even if SCI fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) SCI's failure to comply was due to reasonable cause and not to willful neglect; (ii) SCI reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, SCI will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

  3. The 30% Test. SCI must derive less than 30% of its gross income for each taxable year from the sale or other disposition of: (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities held for less than one year; and (iii) property in a prohibited transaction. SCI does not anticipate that it will have any substantial difficulty in complying with this test. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997.

 Annual Distribution Requirements

  In order to qualify as a REIT, SCI is required to make distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (i) the sum of (a) 95% of SCI's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. For taxable years beginning after August 5, 1997, the 1997 Act (i) expands the class of non-cash income that is excluded from the distribution requirement to include income from the cancellation of indebtedness and (ii) extends the treatment of original issue discount ("OID") (over cash and the fair market value of property received on the instrument) as such non-cash income to OID instruments generally and for REITs, like SCI, that use an accrual method of accounting. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before SCI timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that SCI does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if SCI made this designation, the shareholders of SCI would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by SCI and SCI would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of SCI would be deemed to have paid such shareholder's share of the tax paid by SCI on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his SCI stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by SCI.

  SCI intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that SCI may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing SCI's REIT taxable income on the other hand. To avoid any problem with the 95% distribution requirement, SCI will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

  If SCI fails to meet the 95% distribution requirement as a result of an adjustment to SCI's tax return by the Internal Revenue Service (the "IRS"), SCI may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

 Tax Aspects of SCI's Investments in the Partnerships

  A significant portion of SCI's investments are through the Partnerships. SCI will include its proportionate share of (i) each Partnership's income, gains, losses, deductions and credits for purposes of the various REIT gross income tests and in its computation of its REIT taxable income and (ii) the assets held by each Partnership for purposes of the REIT asset tests.

  SCI's interest in the Partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service (the "IRS") of the status of the Partnerships as partnerships (as opposed to associations taxable as corporations) for federal income tax purposes. If a Partnership were to be treated as an association, such Partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of SCI's assets and items of gross income would change, which may preclude SCI from satisfying the REIT asset tests and may preclude SCI from satisfying the REIT gross income tests (see "--Failure to Qualify" below, for a discussion of the effect of SCI's failure to meet such tests). Based on certain representations of SCI, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the Partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the IRS.

 Failure to Qualify

  If SCI fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, SCI will be subject to tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which SCI fails to qualify as a REIT will not be deductible by SCI, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, SCI also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAXATION OF SCI'S SHAREHOLDERS

 Taxation of Taxable Domestic Shareholders

  As long as SCI qualifies as a REIT, distributions made to SCI's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed SCI's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that SCI makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the Shares are held as a capital asset). In addition, any dividend declared by SCI in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by SCI and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by SCI during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of SCI. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to SCI shareholders.

  In general, any loss upon a sale or exchange of Shares by a shareholder who has held such Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from SCI required to be treated by such shareholder as long-term capital gains.

  The 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code
Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held for more than 5 years is reduced to 8%.

  Certain aspects of the new legislation are currently unclear, including how the reduced rates will apply to gains earned by REITs such as SCI. Until the Service issues some guidance, it is unclear whether or how the 20% or 10% rates will apply to distributions of long- term capital gains by SCI. The 1997 Act gives the Service authority to apply the 1997 Act's new rules on taxation of capital gains to sales by pass-thru entities, including REITs. It is possible that the Service could provide in such regulations that REIT capital gain dividends must be determined by looking through to the assets sold by the REIT and treated by REIT shareholders as "long-term capital gain", "mid-term gain" and "unrecaptured section 1250 gain" to the extent of such respective gain realized by the REIT. No regulations have yet been issued. Such regulations, if and when issued, may have a retroactive affect.

  Shareholders of SCI should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) to state, local and foreign taxes on capital gains.

 Backup Withholding

  SCI will report to its domestic shareholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide SCI with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, SCI may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to SCI.

 Taxation of Tax-Exempt Shareholders

  The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based upon the ruling, the analysis therein and the statutory framework of the Code, distributions by SCI to a shareholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code, and that the Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that SCI, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

  However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

 Taxation of Foreign Shareholders

  SCI will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its Shares is held by foreign persons (i.e., nonresident aliens and foreign corporations, partnerships, trust and estates). It is currently anticipated that SCI will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of the Shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

  Distributions of cash generated by SCI's real estate operations (but not by its sale or exchange of such properties) that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless (i) an applicable tax treaty reduces that tax and the foreign shareholder files with SCI the required form evidencing such lower rate or (ii) the foreign shareholder files an IRS Form 4224 with SCI claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in certain respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1998.

  Distributions of proceeds attributable to the sale or exchange by SCI of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. SCI is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by SCI as a capital gain dividend; this amount is creditable against the foreign shareholder's FIRPTA tax liability.

  The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in SCI should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in SCI.

OTHER TAX CONSIDERATIONS

 SCI Development Services Incorporated and SCI Logistics Services Incorporated

  SCI Development Services Incorporated and SCI Logistics Services Incorporated will pay Federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. SCI Development Services Incorporated and SCI Logistics Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that SCI Development Services Incorporated or SCI Logistics Services Incorporated is required to pay Federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on Built-in Gain

  Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a REIT has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a REIT and immediately liquidated unless the REIT elects to be taxed under rules similar to the rules of Section 1374 of the Code.

  Since SCI has made this election, if during the 10-year period beginning on the first day of the first taxable year for which SCI qualifies as a REIT (the "Recognition Period"), SCI recognizes gain on the disposition of any asset held by SCI as of the beginning of such Recognition Period, then, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) SCI's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), such gain will be subject to tax at the highest regular corporate rate. Because SCI acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the Recognition Period, it is not anticipated that SCI will pay a substantial corporate level tax on its Built-in Gain.

 Possible Legislative or Other Actions Affecting Tax Consequences

  Prospective shareholders should recognize that the present federal income tax treatment of an investment in SCI may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in SCI.

 State and Local Taxes

  SCI and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of SCI and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of SCI.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALES OF COMMON SHARES, PREFERRED SHARES OR DEBT SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             PLAN OF DISTRIBUTION

  SCI may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with SCI. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to SCI's shareholders. In connection with subscription offerings or the distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, SCI may sell such unsubscribed Offered Securities to third parties directly or through agents and, in addition, whether or not all of the underlying Offered Securities are subscribed for, SCI may concurrently offer additional Offered Securities to third parties directly or through agents, which agents may be affiliated with SCI. Any underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). SCI also may, from time to time, authorize underwriters acting as SCI's agents to offer and sell the Offered Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from SCI in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by SCI to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with SCI, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, SCI will authorize dealers acting as SCI's agents to solicit offers by certain institutions to purchase Offered Securities from SCI at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of SCI. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, SCI shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

  Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for SCI and its subsidiaries in the ordinary course of business.

                                    EXPERTS

  The financial statements and related schedules of SCI incorporated by reference herein and in the Registration Statement have been audited or reviewed by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and have been incorporated by reference herein and in the Registration Statement in reliance upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Offered Securities will be passed upon for SCI by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing SCI and certain of its affiliates, including Security Capital.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPEC-TUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY SCI OR THE UNDERWRITERS. THIS PROSPEC-TUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SO-LICITATION OF AN OFFER TO BUY, THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR IN THE AFFAIRS OF SCI SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Security Capital Industrial Trust.........................................   S-3
Terms of the Offering.....................................................   S-5
Business..................................................................   S-7
Strategic and Operating Accomplishments...................................  S-12
Use of Proceeds...........................................................  S-13
Capitalization............................................................  S-14
Selected Financial Data...................................................  S-15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-17
SCI Management............................................................  S-29
Description of Series D Preferred Shares..................................  S-42
Certain Federal Income Tax Considerations.................................  S-46
Underwriting..............................................................  S-48
Validity of Shares........................................................  S-48
                                  PROSPECTUS
Available Information.....................................................     2
Incorporation by Reference................................................     2
Security Capital Industrial Trust.........................................     3
Use of Proceeds...........................................................     4
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends.     4
Description of Debt Securities............................................     4
Description of Preferred Shares...........................................    18
Description of Common Shares..............................................    23
Federal Income Tax Considerations.........................................    26
Plan of Distribution......................................................    34
Experts...................................................................    35
Legal Matters.............................................................    35

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                               6,000,000 SHARES

                                     LOGO

                        A REAL ESTATE INVESTMENT TRUST

                SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES
                            OF BENEFICIAL INTEREST

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                              MERRILL LYNCH & CO.

                           A.G. EDWARDS & SONS, INC.

                          MORGAN STANLEY DEAN WITTER

                      PRUDENTIAL SECURITIES INCORPORATED

                             SALOMON SMITH BARNEY

                                          , 1998

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